Exhibit 99.4

ITEM 8.	FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

The following consolidated financial statements are filed with this Report:

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of

Radiant Systems, Inc.

Alpharetta, Georgia

We have audited the accompanying consolidated balance sheets of Radiant Systems, Inc. and subsidiaries (the “Company”) as of December 31, 2009 and 2008, and the related consolidated statements of operations, shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2009. Our audits also included the financial statement schedule listed in the Index at Item 15. These financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on the financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Radiant Systems, Inc. and subsidiaries at December 31, 2009 and 2008, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2009, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

As discussed in Note 14 to the consolidated financial statements, the disclosures in the accompanying financial statements have been retrospectively adjusted for a change in the composition of reportable segments.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company’s internal control over financial reporting as of December 31, 2009, based on the criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated March 11, 2010, not presented herein, expressed an unqualified opinion on the Company’s internal control over financial reporting.

/s/ DELOITTE & TOUCHE LLP

Atlanta, Georgia
March 11, 2010

(June 25, 2010 as to the changes in reportable segments described in Note 14)

RADIANT SYSTEMS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

DECEMBER 31, 2009 AND 2008

(In thousands, except share data)

	December 31, 2009	December 31, 2008
ASSETS
Current assets
Cash and cash equivalents	$15,521	$16,450
Accounts receivable, net	42,515	44,024
Inventories	29,662	31,838
Deferred tax assets	5,690	7,982
Other current assets	4,587	2,628

Total current assets	97,975	102,922
Property and equipment, net	24,923	23,031
Software development costs, net	11,810	9,278
Deferred tax assets, non-current	1,323	—
Goodwill	107,819	115,229
Intangible assets, net	42,428	51,628
Other long-term assets	2,319	1,454

Total assets	$288,597	$303,542

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Current portion of long-term debt	6,000	6,081
Accounts payable	17,724	17,521
Accrued liabilities	23,462	17,203
Customer deposits and unearned revenues	21,157	19,714
Current portion of capital lease payments	842	825

Total current liabilities	69,185	61,344
Capital lease payments, net of current portion	576	1,287
Long-term debt, net of current portion	56,626	92,385
Deferred tax liabilities, non-current	4,265	3,066
Other long-term liabilities	4,602	5,129

Total liabilities	135,254	163,211

Commitments and contingencies (see Note 11)
Shareholders’ equity
Preferred stock, no par value; 5,000,000 shares authorized, no shares issued	—	—
Common stock, no par value; 100,000,000 shares authorized; 33,239,198 and 32,498,859 shares issued and outstanding at December 31, 2009 and 2008, respectively	—	—
Additional paid-in capital	164,769	157,930
(Accumulated deficit) retained earnings	(9,081)	317
Accumulated other comprehensive loss	(2,345)	(17,916)

Total shareholders’ equity	153,343	140,331

Total liabilities and shareholders’ equity	$288,597	$303,542

The accompanying notes are an integral part of these consolidated financial statements.

RADIANT SYSTEMS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31, 2009, 2008 AND 2007

(In thousands, except per share data)

	2009	2008	2007
Revenues:
Systems	$120,507	$155,647	$144,608
Maintenance, subscription and transaction services	132,281	108,940	82,225
Professional services	34,680	36,989	26,365

Total revenues	287,468	301,576	253,198

Cost of revenues:
Systems	63,672	82,971	76,545
Maintenance, subscription and transaction services	65,141	62,652	44,391
Professional services	23,136	26,891	20,125

Total cost of revenues	151,949	172,514	141,061

Gross profit	135,519	129,062	112,137
Operating expenses:
Product development	22,345	24,794	23,437
Sales and marketing	42,331	36,352	28,851
Depreciation of fixed assets	4,789	4,664	4,147
Amortization of intangible assets	9,265	7,902	4,301
General and administrative	35,065	31,403	28,058
Impairment of goodwill (Note 6)	17,008	—	—
Other charges and income, net (Note 8)	5,044	1,633	67

Total operating expenses	135,847	106,748	88,861

(Loss) income from operations	(328)	22,314	23,276
Interest income	(66)	(33)	—
Interest expense	2,410	4,887	2,393
Other (income) expense, net	(94)	377	218

(Loss) income from operations before income tax provision	(2,578)	17,083	20,665
Income tax provision	6,820	6,055	8,822

Net (loss) income	$(9,398)	$11,028	$11,843

Net (loss) income per share:
Basic (loss) income per share	$(0.29)	$0.34	$0.38

Diluted (loss) income per share	$(0.29)	$0.33	$0.36

Weighted average shares outstanding:
Basic	32,916	32,293	31,373

Diluted	32,916	33,398	33,160

The accompanying notes are an integral part of these consolidated financial statements.

RADIANT SYSTEMS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

FOR THE YEARS ENDED DECEMBER 31, 2009, 2008 AND 2007

(In thousands)

	Common Stock		Additional Paid-in	(Accumulated Deficit) Retained	Accumulated Other Comprehensive
	Shares	Amount	Capital	Earnings	Income (Loss)	Total
BALANCE, January 1, 2007	30,924	—	$137,151	$(21,667)	$487	$115,971

Components of comprehensive income:
Net income	—	—	—	11,843	—	11,843
Foreign currency translation adjustment	—	—	—	—	1,256	1,256

Total comprehensive income	—	—	—	11,843	1,256	13,099
Exercise of employee stock options	1,003	—	7,117	—	—	7,117
Stock issued under Employee Stock Purchase Plan	8	—	121	—	—	121
Net tax benefits related to stock-based compensation	—	—	2,670	—	—	2,670
Stock-based compensation	—	—	3,865	—	—	3,865
Cumulative effect adjustment due to adoption of new income tax standard	—	—	—	(887)	—	(887)

BALANCE, December 31, 2007	31,935	—	$150,924	$(10,711)	$1,743	$141,956

Components of comprehensive income:
Net income	—	—	—	11,028	—	11,028
Foreign currency translation adjustment	—	—	—	—	(19,659)	(19,659)

Total comprehensive income (loss)	—	—	—	11,028	(19,659)	(8,631)
Exercise of employee stock options	232	—	1,657	—	—	1,657
Stock issued under Employee Stock Purchase Plan	28	—	171	—	—	171
Net tax benefits related to stock-based compensation	—	—	543	—	—	543
Restricted stock awards	304	—	1,042			1,042
Stock-based compensation	—	—	3,593	—	—	3,593

BALANCE, December 31, 2008	32,499	—	$157,930	$317	$(17,916)	$140,331

Components of comprehensive income:
Net loss	—	—	—	(9,398)	—	(9,398)
Foreign currency translation adjustment	—	—	—	—	15,571	15,571

Total comprehensive (loss) income	—	—	—	(9,398)	15,571	6,173
Exercise of employee stock options	267	—	1,332	—	—	1,332
Stock issued under Employee Stock Purchase Plan	31	—	229	—	—	229
Net tax benefits related to stock-based compensation	—	—	807	—	—	807
Restricted stock awards	442	—	1,660	—	—	1,660
Stock-based compensation	—	—	2,811	—	—	2,811

BALANCE, December 31, 2009	33,239	—	$164,769	$(9,081)	$(2,345)	$153,343

The accompanying notes are an integral part of these consolidated financial statements.

RADIANT SYSTEMS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2009, 2008 AND 2007

(In thousands)

	2009	2008	2007
CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss) income	$(9,398)	$11,028	$11,843
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	15,996	13,813	9,202
Provision for deferred income taxes	2,100	1,265	4,986
Impairment of goodwill (see Note 6)	17,008	—	—
Stock-based compensation expense (see Note 3)	4,465	4,643	3,795
Other charges and income, net (see Note 8)	3,201	1,633	67
Changes in assets and liabilities, net of the effects of acquisitions:
Accounts receivable	1,632	4,286	(7,261)
Inventories	2,643	2,767	(3,861)
Other assets	(2,590)	4,051	(3,938)
Accounts payable	(700)	(10,883)	5,374
Accrued liabilities	8,949	(11,438)	575
Customer deposits and unearned revenue	791	1,085	3,380
Other liabilities	(677)	(5,069)	1,039

Net cash provided by operating activities	43,420	17,181	25,201

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(6,328)	(10,952)	(2,645)
Capitalized software development costs	(3,998)	(4,032)	(2,667)
Purchase of customer list	(2,000)	(2,000)	—
Proceeds from sale of building	216	—	—
Purchase price adjustment for Hospitality EPoS (see Note 5)	(97)	—	—
Proceeds from sale of land	—	3,931	—
Acquisition of Hospitality EPoS, net of cash acquired (see Note 5)	—	(5,953)	—
Acquisition of Quest, net of cash acquired (see Note 5)	—	(52,497)	—
Acquisition of Jadeon, net of cash acquired (see Note 5)	—	(6,990)	—
Acquisition of Orderman, net of cash acquired (see Note 5)	—	(31,819)	—
Note receivable	—	(250)	—
Execution of forward contract	—	1,664	—
Purchase of intangible assets	—	—	(1,500)

Net cash used in investing activities	(12,207)	(108,898)	(6,812)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from exercise of employee stock options	1,332	1,656	7,117
Proceeds from shares issued under Employee Stock Purchase Plan	229	171	122
Tax benefits related to stock-based compensation	809	483	2,672
Principal payments on capital lease obligations	(848)	(806)	(353)
Principal payments on term loan under the JPM Credit Agreement (see Note 7)	(6,000)	(4,000)	—
Proceeds from term loan under the JPM Credit Agreement	—	30,000	—
Proceeds from revolving loan under the JPM Credit Agreement	23,000	122,600	—
Repayments of revolving loan under the JPM Credit Agreement	(53,000)	(50,600)	—
Proceeds from research and development notes payable	239	466	—
Repayment of research and development notes payable	(81)	—	—
Payment of financing costs related to the JPM Credit Agreement	—	(664)	—
Principal payments on notes payable to shareholders	—	(2,275)	(1,333)
Principal payments on notes payable to a bank	—	(271)	—
Principal payments on WFF Credit Agreement (see Note 7)	—	(18,192)	(5,905)
Payment of fees to terminate WFF Credit Agreement	—	(341)	—
Proceeds from short-term debt facility (see Note 7)	—	—	9,100
Repayments of short-term debt facility	—	—	(15,589)

Net cash (used in) provided by financing activities	(34,320)	78,227	(4,169)

Effect of exchange rate changes on cash and cash equivalents	2,178	—	—
(Decrease) increase in cash and cash equivalents	(929)	(13,490)	14,220
Cash and cash equivalents at beginning of year	16,450	29,940	15,720

Cash and cash equivalents at end of year	$15,521	$16,450	$29,940

The accompanying notes are an integral part of these consolidated financial statements.

RADIANT SYSTEMS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2009, 2008 AND 2007

(In thousands)

	2009	2008	2007
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid for interest	$2,367	$5,002	$2,525
Cash paid for income taxes, net of refunds	$1,214	$6,622	$998
SCHEDULE OF NON-CASH TRANSACTIONS:
Assets acquired under capital leases	$155	$1,288	$1,195
Purchases of property and equipment	$360	$—	$—
Purchase of customer list, final payment completed in Q1 2009	$—	$2,000	$—
Gain on forward exchange contract	$—	$—	$840
Non-cash transactions related to acquisitions (Note 5):
Purchase price adjustment related to Hospitality EPoS	$(16)	$—	$—
Purchase price adjustment related to Jadeon	$(108)	$860	$—
Purchase price adjustment related to Orderman	$(191)	$—	$—

The accompanying notes are an integral part of these consolidated financial statements.

RADIANT SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

THREE YEARS ENDED DECEMBER 31, 2009

1. ORGANIZATION AND BACKGROUND

Headquartered in Alpharetta, Georgia, Radiant Systems, Inc. (the “Company” or “Radiant”) focuses on delivering site systems, including point-of-sale (POS), self-service kiosks, mobile ordering and payment devices, back-office systems, site management technology and business services such as customer loyalty programs, electronic gift card management, comprehensive reporting systems management, electronic payment processing and centralized data management designed specifically for the Company’s three reportable segments: (1) Hospitality-Americas, (2) Retail & Entertainment-Americas and (3) International. For selected financial information about our business segments, see Note 14 to the consolidated financial statements. Radiant’s offerings include hardware and software products, and services including maintenance and support, consulting, custom development, installations and electronic payment processing. Each offering can be purchased independently or as a suite of integrated products to address the customer’s specific business needs. These products and services enable our customers to drive top-line growth and improve bottom-line performance.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The consolidated financial statements include the accounts of Radiant Systems, Inc. and its wholly owned subsidiaries. All intercompany transactions and balances have been eliminated in consolidation.

Use of Estimates and Assumptions

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, and disclosure of contingent assets and liabilities. The estimates and assumptions used in the accompanying consolidated financial statements are based upon management’s evaluation of the relevant facts and circumstances as of the date of the financial statements. Actual results could differ from those estimates and assumptions.

Treasury Stock

The Company records treasury stock purchases at cost and allocates this value to additional paid-in capital.

Although the Company’s Board of Directors approved re-commencement of our share repurchase program for the period of November 2007 through November 2009, there were no repurchases of our stock during the years ended December 31, 2009, 2008 or 2007.

Foreign Currency Translation

The financial statements of the Company’s non-U.S. subsidiaries are translated into U.S. dollars for financial reporting purposes in accordance with FASB ASC Subtopic 830-20, Foreign Currency Matters—Foreign Currency Transactions, (“ASC 830-20”). The assets and liabilities of non-U.S. operations whose functional currencies are not in U.S. dollars are translated at the current rates of exchange at month-end, while revenues and expenses are translated at the average exchange rate for the month. The cumulative translation adjustments are reflected in shareholders’ equity.

RADIANT SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Revenue Recognition

The Company’s revenue is generated primarily through software and system sales, support and maintenance, and other services. The Company recognizes revenue using the guidance from FASB ASC Subtopic, Software – Revenue Recognition, (“ASC 985-605”), FASB ASC Subtopic 605-35, Revenue Recognition – Construction-Type and Production-Type Contracts, (“ASC 605-35”), and FASB ASC Subtopic 605-10, Revenue Recognition – Overall, (“ASC 605-10”). Under these guidelines, the Company recognizes revenue when the following criteria are met: (1) persuasive evidence of an agreement exists; (2) delivery of the product has occurred; (3) the fee is fixed or determinable; (4) collectability is reasonably assured; and (5) remaining obligations under the agreement are insignificant. Under multiple element arrangements, where each element is separately stated, sold and priced, the Company recognizes revenues for the various elements based on vendor-specific objective evidence (“VSOE”) of fair value. The Company’s VSOE of fair value is determined based on the price charged when the same element is sold separately. If evidence of fair value does not exist for all elements in a multiple element arrangement, the Company recognizes revenue using the residual method. Under the residual method, a delivered element without VSOE of fair value is recognized as revenue if all undelivered elements have VSOE of fair value. Sales tax collected is recorded net, and is not recognized as revenue and is included in accrued expenses on the accompanying consolidated balance sheets. Revenue from the Company’s customers is generally attributable to individual countries based on the location of the related point of shipment.

The Company sells its products, which include both software licenses and hardware, to both resellers and directly to end-users. Revenue from software licenses and system sales is generally recognized as products are shipped, provided that no significant vendor obligations remain and that collection of the related receivable is probable. For those agreements that provide for significant services or custom development that are essential to the software’s functionality, the software license and contracted services are recognized under the percentage of completion method as prescribed by the provisions of ASC 605-35. Contracts accounted for on a percentage of completion basis under the provisions of ASC 605-35 are not considered complete until acceptance, as determined by the customer agreement, has been obtained. The Company offers its customers post-contract support in the form of maintenance, telephone support and unspecified software enhancements. Revenue from support and maintenance is recognized ratably over the term of the agreement. The Company also offers its customers a subscription based software model for use of its software, maintenance, telephone support and hosting services on a monthly basis. Revenue from subscription pricing is recognized ratably over the contract period.

The Company’s professional services revenue consists of fees generated from consulting, custom software development, installation and training. Revenue related to professional services performed by the Company is generally recognized on a time and materials basis as the services are performed. Under contracts where revenue is recognized using the percentage of completion method under the provisions of ASC 605-35, the Company measures its progress-to-completion by using input measures, primarily labor hours. The Company continually updates and revises estimates of its input measures. If those estimates indicate a loss will be incurred, the entire loss is recognized in that period. In addition, the Company offers its customers subscription pricing and hosting services for some of its products. Under these subscription based contracts, revenue is recognized ratably over the contract period commencing generally when the product has been installed.

RADIANT SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Unearned Revenue

Unearned revenue represents amounts collected prior to complete performance of professional services, customer support services, software enhancements, and significant obligations under license agreements.

Accounts Receivable and Allowance for Doubtful Accounts

A summary of the Company’s accounts receivable as of December 31, 2009 and 2008 is as follows (in thousands):

	2009	2008
Trade receivables billed	$43,220	$47,047
Trade receivables unbilled	3,127	1,347

	46,347	48,394
Less allowance for doubtful accounts	(3,832)	(4,370)

	$42,515	$44,024

The Company maintains allowances for doubtful accounts for estimated losses that may result from the inability of customers to make required payments. Estimates are developed by using standard quantitative measures based on customer payment practices and history, inquiries, credit reports from third parties and other financial information. If the financial condition of the Company’s customers were to deteriorate, resulting in impairment of their ability to make payments, additional allowances may be required. Bad debt expense totaled approximately $0.4 million and $1.6 million for the years ended December 31, 2009 and 2008, respectively. No bad debt expense was incurred during the year ended December 31, 2007.

Inventory

Inventory consists principally of computer hardware and related components, peripherals and software media and are stated at the lower of cost (first-in, first-out method) or market. A summary of the Company’s inventory as of December 31, 2009 and 2008 is as follows (in thousands):

	2009	2008
Raw materials	$14,451	$17,454
Work in process	375	816
Finished goods	14,836	13,568

	$29,662	$31,838

RADIANT SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Property and Equipment

Property and equipment are recorded at cost less accumulated depreciation and amortization. Depreciation of property and equipment is recorded using the straight-line method over estimated useful lives of one to ten years. Leasehold improvements are amortized over the terms of the respective leases or useful lives of the improvements, whichever is shorter. Maintenance and repairs are charged to expense as incurred, and the costs of additions and improvements are capitalized. Any gain or loss from the retirement or sale of an asset is credited or charged to operations.

Property and equipment at December 31, 2009 and 2008 are summarized as follows (in thousands):

	2009	2008
Computers and equipment	$23,556	$20,978
Purchased software	11,740	10,729
ERP system (1)	10,723	8,052
Furniture and fixtures	8,218	8,098
Leasehold improvements	8,170	7,920
Building	1,710	1,578
Land	175	235

	64,292	57,590
Less accumulated depreciation and amortization	(39,369)	(34,559)

	$24,923	$23,031

(1)	The Company implemented a new ERP system during 2008 and 2009. The costs incurred are associated with the related costs to purchase the software as well as various consulting and implementation costs. The Company launched this new system during the first quarter of 2010.

Depreciation expense for the years ended December 31, 2009, 2008 and 2007 was approximately $5.2 million, $4.9 million and $4.4 million, respectively. Depreciation expense includes amortization of assets under capital leases in the amount of approximately $0.8 million, $0.6 million and $0.4 million for the years ended December 31, 2009, 2008 and 2007, respectively.

Capitalized leased assets are amortized over the shorter of the term of the lease, using the straight-line method, or in accordance with practices established for similar owned assets. Amortization of capitalized leased assets is included with depreciation expense in the accompanying financial statements. Included in property and equipment are the following capitalized leases (in thousands):

	2009	2008
Computers and equipment	$3,349	$3,194
Furniture and fixtures	1,937	1,937

	5,286	5,131
Less accumulated depreciation and amortization	(3,835)	(3,015)

	$1,451	$2,116

RADIANT SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Goodwill and Intangible Assets

The Company applies the provisions of FASB ASC Topic 350, Intangibles—Goodwill and Other, (“ASC 350”). In accordance with ASC 350, the Company evaluates the carrying value of goodwill as of January 1st of each year and between annual evaluations if events occur or circumstances change that would more likely than not reduce the fair value of the reporting unit below its carrying amount. Such circumstances could include, but are not limited to, (1) a significant adverse change in legal factors or in business climate, (2) unanticipated competition, or (3) an adverse action or assessment by a regulator. When evaluating whether goodwill is impaired, the Company compares the fair value of the reporting unit to which the goodwill is assigned to its carrying amount, including goodwill. The fair values of the reporting units are based upon the net present value of future cash flows, including a terminal value calculation. The assumptions used to derive these values are based on risk-adjusted growth rates and discount factors accommodating conservative viewpoints that consider the full range of variability contemplated in the current economic situation. The Company also assesses market-based multiples of other market-participant companies to determine whether the Company’s fair value assumptions are appropriately aligned with market-participant valuation multiples. If each of the reporting units’ estimated fair values exceed the corresponding reporting units’ carrying values, no impairment of goodwill exists. If the carrying amount of a reporting unit exceeds its fair value, then the amount of the impairment loss must be measured. The impairment loss is calculated by comparing the implied fair value of the reporting unit’s goodwill to its carrying amount. In calculating the implied fair value of goodwill, the fair value of the reporting unit is allocated to all of the other assets and liabilities of that unit based on their fair values. The excess of the fair value of a reporting unit over the amount assigned to its other assets and liabilities is the implied fair value of goodwill. An impairment loss would be recognized when the carrying amount of goodwill exceeds its implied fair value. The Company’s annual evaluation of goodwill performed on January 1, 2010 in accordance with ASC 350, resulted in an estimated impairment loss associated with the Quest reporting unit. Based on the preliminary results of the second step of the impairment test, we estimated that goodwill associated with the Quest reporting unit was impaired. Therefore, we recorded a non-cash goodwill impairment charge of approximately $17.0 million for the year ended December 31, 2009. The estimated fair values of our other reporting units were sufficiently higher than their respective carrying values, thus indicating no impairment concerns. See Note 6 to the consolidated financial statements for additional information. The Company’s annual evaluation of goodwill performed on January 1, 2009 resulted in no impairment loss.

For indefinite-lived intangible assets, this annual evaluation includes an analysis of estimated future undiscounted net cash flows expected to be generated by the assets over their estimated useful lives. If the estimated future undiscounted net cash flows are insufficient to recover the carrying value of the assets over their estimated useful lives, an impairment charge in the amount by which the carrying value of the assets exceeds their fair value would be recorded. The analysis completed on January 1, 2010, resulted in an impairment loss on certain intangible assets associated with the Quest reporting unit. See Note 6 to the consolidated financial statements for additional information.

Long-Lived Assets

The Company evaluates the recoverability of long-lived assets and finite-lived identifiable intangibles not held for sale whenever events or changes in circumstances indicate that an asset’s carrying amount may not be recoverable. Such circumstances could include, but are not limited to, (1) a significant decrease in the market value of an asset, (2) a significant adverse change in the extent or manner in which an asset is used or in its physical condition, or (3) an accumulation of costs significantly in excess of the amount originally expected for the acquisition or construction of an asset. The Company measures the carrying amount of the asset against the estimated undiscounted future cash flows associated with it. Should the sum of the expected future net undiscounted cash flows be less than the carrying value of the asset being evaluated, an impairment loss would be recognized. The impairment loss would be calculated as the amount by which the carrying value of the asset exceeds the fair value of the asset. The fair value is measured based on quoted market prices, if available. If quoted market prices are not available, the estimate of fair value is based on various valuation techniques, including the discounted value of estimated future cash flows.

Capitalized Software Development Costs

Capitalized software development costs consist principally of salaries and certain other expenses directly related to the development and modification of software products. Capitalization of such costs begins when a detail program has been produced as evidenced by the completion of design, planning, coding and testing, such that the product meets its design specifications and has thereby established technological feasibility. Capitalization of such costs ends when the resulting product is available for general release to the public. Amortization of capitalized software development costs is recorded on a straight-line basis over the estimated economic life of the software, which the Company has determined is not more than five years. For the years ended December 31, 2009, 2008 and 2007, amortization of capitalized software development costs was approximately $1.5 million, $1.0 million and $0.5 million, respectively.

The Company evaluates the recoverability of capitalized software development costs on an annual basis or whenever events or changes in circumstances indicate that the carrying amount of the asset may be less than its net realizable value. The Company measures the carrying amount of the asset against the estimated undiscounted future cash flows associated with it. Should the sum of the expected future net cash flows be less than the carrying value of the asset being evaluated, an impairment loss would be recognized. The impairment loss would be calculated as the amount by which the carrying value of the asset exceeds the net realizable value of the asset. The Company’s annual evaluation of capitalized software development costs on January 1, 2010 resulted in no impairment. The Company’s annual evaluation of capitalized software development costs on January 1, 2009 resulted in an impairment charge of approximately $1.0 million. See Note 8 to the consolidated financial statements for further explanation regarding this impairment charge.

RADIANT SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Internally Developed Software Costs

The Company applies the provisions of the FASB ASC Subtopic 350-40, Intangibles—Goodwill and Other—Internal-Use Software, (“ASC 350-40”). ASC 350-40 requires all costs related to the development of internal use software, other than those incurred during the application development stage, to be expensed as incurred. Costs incurred during the application development stage are required to be capitalized and amortized over the estimated useful life of the software. The Company capitalized costs that were incurred during the application development stage for the years ended December 31, 2009 and 2008 equal to $3.1 million and $7.8 million, respectively. No amortization expense was incurred during the years ended December 31, 2009 and 2008 related to these capitalized costs.

Capitalized Customer Contract Costs

Costs associated with obtaining the customer contracts related to our Radiant Payment Services business have been capitalized and are being amortized over the life of the related contract (in most cases three years). The Company’s capitalized costs for the years ended December 31, 2009 and 2008 were equal to approximately $3.2 million and $0.7 million, respectively. Amortization expense during the years ended December 31, 2009 and 2008 related to these capitalized costs was equal to approximately $1.2 million and $0.1 million, respectively.

Research, Development and Engineering Costs

Expenditures for research, development and engineering that are not capitalized are charged to operations as incurred. See Note 4 to the consolidated financial statements for additional information.

Financing Costs Related to Long-Term Debt

Costs associated with obtaining long-term debt are deferred and amortized over the term of the related debt. The Company incurred financing costs in 2005 related to the Wells Fargo Foothill, Inc. senior secured credit facility (the “WFF Credit Agreement”) and other long-term debt agreements. The costs were deferred and amortized over three years. Amortization of financing costs were approximately $0.1 million in 2007. The remaining financing costs were expensed in the first quarter of 2008 in conjunction with the termination of the WFF Credit Agreement.

The Company incurred financing costs in 2008 related to the credit agreement with JP Morgan Chase Bank, N.A. equal to approximately $1.2 million. The costs were deferred and are being amortized over five years. Amortization of financing costs was approximately $0.3 million in 2009 and $0.4 million in 2008.

Advertising Costs

Advertising costs are charged to expense as incurred. Advertising expenses for fiscal years 2009, 2008 and 2007 were $1.6 million, $1.4 million and $0.6 million, respectively.

Accounting for Stock-Based Compensation

The FASB issued guidance under FASB ASC Topic 718, Compensation—Stock Compensation, (“ASC 718”), that became effective January 1, 2006, and requires us to expense the fair value of grants made under our stock option plans over the vesting period of the option grants. Under the guidance of ASC 718, we adopted the “Modified Prospective Application” transition method, which does not result in the restatement of previously issued financial statements. Awards granted after January 1, 2006 are valued and non-cash share-based compensation expense is recognized in the consolidated statement of operations in accordance with ASC 718. In addition, non-vested awards that were granted before January 1, 2006 also result in recognition of non-cash share-based compensation expense.

The computation of the expected volatility assumption used in the Black-Scholes-Merton calculations for new grants is based on a combination of historical and implied volatilities. When establishing the expected life assumption, the Company reviews annual historical employee exercise behavior of option grants with similar vesting periods. The risk free interest rate is based on the U.S. Treasury yield curve at the grant date, using a remaining term equal to the expected life of the option. The total expenses to be recorded in future periods will depend on several variables, including the number of share-based awards that vest, pre-vesting cancellations and the fair value of those vested awards.

Income Taxes

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Income tax expense (benefit) is generally comprised of the tax payable (receivable) for the period and the change in deferred income tax assets and liabilities during the period. A valuation allowance is established for deferred tax assets when their realizability is not considered to be more likely than not.

The Company follows the guidance issued by the FASB related to accounting for uncertainty in income taxes. This guidance, included in ASC Topic 740, Income Taxes (“ASC 740”), prescribes a consistent recognition threshold and measurement attribute, as well as clear criteria for subsequently recognizing, derecognizing and measuring such tax positions, for financial statement purposes. This guidance also requires expanded disclosure with respect to the uncertainty in income taxes. The Company’s continuing practice is to recognize interest and/or penalties related to income tax matters in income tax expense.

RADIANT SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Net Income (Loss) Per Share

Basic net income (loss) per common share is computed by dividing net income (loss) by the weighted-average number of shares outstanding. In the event of a net loss, dilutive loss per share is the same as basic loss per share. Diluted net income per share includes the dilutive effect of stock options. A reconciliation of the weighted average number of common shares outstanding assuming dilution is as follows (in thousands):

	2009	2008	2007
Weighted average common shares outstanding	32,916	32,293	31,373
Dilutive effect of outstanding stock options	—	1,105	1,787

Weighted average common shares outstanding assuming dilution	32,916	33,398	33,160

For the years ended December 31, 2009, 2008 and 2007, options to purchase approximately 3.9 million, 3.2 million and 1.7 million shares of common stock, respectively, were excluded from the above reconciliation, as the options were anti-dilutive for the years then ended.

Fair Value of Financial Instruments

The Company follows the guidance of FASB ASC paragraph 825-10-50-10 (“ASC 825-10-50-10”) for disclosures about fair value of its financial instruments. The Company also follows the guidance of FASB ASC paragraph 820-10-35-37 (“ASC 820-10-35-37”) to measure the fair value of its financial instruments. ASC 820-10-35-37 establishes a framework for measuring fair value in accounting principles generally accepted in the United States of America (U.S. GAAP) and expands disclosures about fair value measurements. To increase consistency and comparability in fair value measurements and related disclosures, ASC 820-10-35-37 establishes a fair value hierarchy which prioritizes the inputs to valuation techniques used to measure fair value into three broad levels. The fair value hierarchy gives the highest priority to quoted prices (unadjusted) in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. The three levels of fair value hierarchy defined by ASC 820-10-35-37 are described below:

•	Level 1 – Quoted market prices available in active markets for identical assets or liabilities as of the reporting date.

•	Level 2 – Pricing inputs other than quoted prices in active markets included in Level 1, which are either directly or indirectly observable as of the reporting date.

•	Level 3 – Pricing inputs that are generally observable inputs and not corroborated by market data.

The following methods and assumptions were used to estimate the fair value of each class of financial instruments:

•	Cash and equivalents, accounts receivable, and accounts payable – The carrying amount of these items approximates fair value.

•

Long-term debt — Term loan – To estimate the fair value of our term loan, which is not quoted on an exchange, the Company used those interest rates that were currently available to it for issuance of debt with similar terms and remaining maturities. At December 31, 2009, the fair value of the $20.0 million principal amount of the term loan under the JPM Credit Agreement was approximately $19.5 million.

•

Long-term debt — Revolving credit loan – To estimate the fair value of our revolving credit facility, which is not quoted on an exchange, the Company used those interest rates currently available to it in conjunction with management’s estimate of the amounts and timing of the repayment of principal amounts and related interest. At December 31, 2009, the fair value of the $42.0 million principal amount of the revolving credit loan under the JPM Credit Agreement was approximately $40.4 million.

Derivative Financial Instruments

The Company uses foreign exchange forward contracts to hedge certain existing and anticipated foreign currency denominated transactions. The terms of these foreign exchange contracts are generally consistent with the timing of the foreign currency transactions.

The Company records derivatives, namely foreign exchange contracts, on the balance sheet at fair value. The gains or losses on foreign currency forward contracts are recorded in the accompanying consolidated statements of operations. The Company does not use derivative financial instruments for speculative or trading purposes, nor does it hold or issue leveraged derivative financial instruments. The Company recognized gains of approximately $0.8 million in each of the years ended December 31, 2008 and 2007 related to forward exchange contracts executed in conjunction with the acquisitions of Quest and Orderman.

Cash Equivalents

The Company considers all highly liquid investments purchased with a maturity of three months or less to be cash equivalents. The Company maintains its cash accounts with several banks around the world. Cash balances are insured under various local deposit insurance programs similar to FDIC insurance in the United States. As of December 31, 2009 the Company has cash balances on deposit that exceeded the insured balances in the amount of approximately $6.6 million.

Concentration of Business and Credit Risk

Financial instruments, which potentially subject the Company to credit risk, consist principally of trade receivables and interest bearing investments. The Company performs on-going credit evaluations of its customers and generally does not require collateral. The Company estimates the losses for uncollectible accounts based on the aging of the accounts receivable and the evaluation of the likelihood of success in collecting the receivable. The Company believes it maintains adequate reserves for potential losses and such losses have been included in management’s estimates.

As of December 31, 2009 and 2008, approximately 16% of the Company’s accounts receivable were due from five customers.

During the years ended December 31, 2009, 2008 and 2007, approximately 14%, 16% and 19% respectively, of the Company’s revenues were derived from five customers. For the years ended December 31, 2009, 2008 and 2007, no individual customer accounted for more than 10% of the Company’s total revenues.

RADIANT SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Comprehensive Income (Loss)

The Company follows the guidance of FASB ASC Topic 220, Comprehensive Income, (“ASC 220”). This guidance establishes the rules for the reporting of comprehensive income (loss) and its components. The Company’s comprehensive income (loss) includes net income (loss) and foreign currency translation adjustments. Total comprehensive income (loss) for the years ended December 31, 2009, 2008 and 2007 was approximately $6.2 million, ($8.6) million and $13.1 million, respectively.

New Accounting Standards

Recently Issued Standards

In October 2009, the FASB issued Accounting Standards Update (“ASU”) No. 2009-14 (“ASU 2009-14”), Software (Topic 985): Certain Revenue Arrangements That Include Software Elements—a consensus of the FASB Emerging Issues Task Force. This ASU establishes that tangible products that contain software that works together with the non-software components of the tangible product to deliver the tangible product’s essential functionality are no longer within the scope of software revenue guidance. These items should be accounted for under other appropriate revenue recognition guidance. We are required to adopt this ASU prospectively for new or materially modified agreements as of January 1, 2011 and concurrently with ASU 2009-13 which is described below. Full retrospective application is optional and early adoption is permitted at the beginning of a fiscal year. We are currently evaluating the impact of this ASU on our financial statements.

In October 2009, the FASB issued Accounting Standards Update No. 2009-13, (“ASU 2009-13”), Revenue Recognition (Topic 605): Multiple-Deliverable Revenue Arrangements—a consensus of the FASB Emerging Issues Task Force. This ASU amends the criteria for separating consideration in multiple-deliverable arrangements, which will, as a result, separate multiple-deliverable arrangements more often than under existing U.S. GAAP. Additionally, this ASU establishes a selling price hierarchy for determining the selling price of a deliverable. The ASU also eliminates the residual method of revenue allocation and requires that arrangement consideration be allocated at the inception of the arrangement to all deliverables using the relative selling price method. This guidance requires that management determine its best estimate of selling price in a manner consistent with that used to determine the price to sell the deliverable on a standalone basis. This ASU significantly expands the disclosures required for multiple-deliverable revenue arrangements with the objective of disclosing judgments related to these arrangements and the effect that the use of the relative selling-price method and changes in those judgments have on the timing and amount of revenue recognition. We are required to adopt this ASU prospectively for new or materially modified agreements as of January 1, 2011 and concurrently with ASU 2009-14, which is described above. Full retrospective application is optional and early adoption is permitted at the beginning of a fiscal year. We are currently evaluating the impact of this ASU on our financial statements.

Recently Adopted Standards

In August 2009, the FASB issued Accounting Standards Update No. 2009-05 (“ASU 2009-05”), Fair Value Measurements and Disclosures (Topic 820): Measuring Liabilities at Fair Value. This ASU establishes that in circumstances in which a quoted market price in an active market for an identical liability is not available, an entity is required to measure fair value using the quoted price of an identical liability when traded as an asset or quoted prices for similar liabilities or similar liabilities when traded as assets, or another valuation technique consistent with the principles of Topic 820. We adopted the provisions of ASU 2009-05 as of September 30, 2009, which had no material impact on the Company’s financial position, cash flows or results of operations.

In June 2009, the FASB issued the FASB Accounting Standards Codification (“Codification” or “ASC”) which modifies the U.S. GAAP hierarchy by establishing the Codification as the single source of authoritative U.S. GAAP recognized by the FASB applied by nongovernmental entities. SEC rules and interpretive releases are also sources of authoritative U.S. GAAP for SEC registrants. The Codification became effective July 1, 2009. The Codification is not intended to change or alter existing U.S. GAAP and accordingly, it did not impact the Company’s financial position, cash flows or results of operations. However, historical U.S. GAAP references in this annual report and in our quarterly report for the period ending September 30, 2009 have been adjusted, and references in future filings will be adjusted to reflect authoritative guidance in the Codification.

In September 2006, the FASB issued guidance included in ASC Topic 820, Fair Value Measurements and Disclosures (“ASC 820”), and in February 2008, the FASB amended this guidance. ASC 820 defines fair value, establishes a framework for measuring fair value and expands disclosure of fair value measurements. ASC 820 is applicable to other ASC topics that require or permit fair value measurements, except those relating to lease accounting, and accordingly does not require any new fair value measurements. The provisions of ASC 820 are effective for financial assets and liabilities in fiscal years beginning after November 15, 2007, and for non-financial assets and liabilities in fiscal years beginning after November 15, 2008, except for items that are recognized or disclosed at fair value in the financial statements on a recurring basis. Our adoption of the provisions of ASC 820 on January 1, 2008, with respect to financial assets and liabilities measured at fair value, has had no material impact on our fair value measurements or our financial statements. In October 2008, the FASB issued additional guidance included in ASC 820 that clarifies the application of fair value measurements in a market that is not active. These provisions of ASC 820 became effective immediately upon issuance, and their adoption did not have any effect on our financial statements. We determine the fair value of our long-lived assets, in accordance with ASC 820, when testing for impairment. ASC 820 was effective for fair value assessments as of January 1, 2009. In April 2009, the FASB issued further guidance included in ASC 820 that provides for estimating fair value when the volume and level of activity for the asset or liability have significantly decreased. These provisions also include guidance on identifying circumstances that indicate a transaction is not orderly. This additional guidance is effective for interim and annual reporting periods ending after June 15, 2009, and is applied prospectively. The Company concluded that the adoption of these provisions of ASC 820 as of April 1, 2009 had no impact on its financial position, cash flows or results of operations.

RADIANT SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

In November 2008, the Emerging Issues Task Force reached consensus on guidance about accounting for defensive intangible assets that is included in ASC Topic 350, Intangibles-Goodwill and Other (“ASC 350”). A defensive intangible asset is an acquired intangible asset where the acquirer has no intention of using, or intends to discontinue use of, the intangible asset, but holds it to prevent competitors from obtaining any benefit from it. The acquired defensive asset will be treated as a separate unit of accounting and the useful life assigned will be based on the period during which the asset would diminish in value. This guidance is effective for financial statements issued for fiscal years beginning after December 15, 2008, and may impact any intangible assets we acquire in future transactions.

In June 2008, the FASB issued guidance related to the computation of earnings per share amounts that is included in ASC Topic 260, Earnings Per Share (“ASC 260”). ASC 260 stipulates that unvested share-based payment awards that contain nonforfeitable rights to dividends or dividend equivalents (whether paid or unpaid) are participating securities and shall be included in the computation of earnings per share pursuant to the two class method. This guidance is effective for fiscal years beginning after December 31, 2008. The Company concluded that the adoption of these provisions ASC 260 did not have a material impact on its reported basic and diluted earnings per share amounts.

In April 2008, the FASB issued guidance related to determining the useful life of intangible assets that is included in ASC Topic 350, Intangibles-Goodwill and Other (“ASC 350”). This guidance amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset. More specifically, this guidance removes the requirement to consider whether an intangible asset can be renewed without substantial cost or material modifications to the existing terms and conditions and instead, requires an entity to consider its own historical experience in renewing similar arrangements. These provisions also require expanded disclosure related to the determination of intangible asset useful lives. These provisions are effective for financial statements issued for fiscal years beginning after December 15, 2008, and may impact any intangible assets we acquire in future transactions.

In March 2008, the FASB issued guidance included in ASC Topic 815, Derivatives and Hedging (“ASC 815”). This guidance requires qualitative disclosures about objectives and strategies for using derivatives, quantitative disclosures about fair value amounts and gains and losses on derivative instruments, and disclosures about credit risk-related contingent features in derivative agreements. These provisions are effective for fiscal years beginning after November 15, 2008. As of December 31, 2009, we have not entered into any derivative transactions.

In December 2007, the FASB issued guidance included in ASC Topic 810, Consolidation (“ASC 810”). This guidance requires (1) non-controlling (minority) interests be reported as a component of stockholders’ equity, (2) net income attributable to the parent and to the non-controlling interest be separately identified in the consolidated statement of operations, (3) changes in a parent’s ownership interest while the parent retains its controlling interest be accounted for as equity transactions, (4) any retained non-controlling equity investment upon the deconsolidation of a subsidiary be initially measured at fair value, and (5) sufficient disclosures be provided that clearly identify and distinguish between the interests of the parent and the interests of the non-controlling owners. These provisions of ASC 810 are effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. The adoption of these provisions did not have any impact on the Company’s financial position, cash flows or results of operations as we have no minority interests.

In December 2007, the FASB issued guidance included in ASC Topic 805, Business Combinations (“ASC 805”). This guidance significantly changes the accounting for business combinations. ASC 805 requires an acquiring entity to recognize all assets acquired and liabilities assumed in a transaction at the acquisition-date fair value, with limited exceptions. This guidance changes the accounting treatment for certain specific acquisition-related items including: (1) expensing acquisition-related costs as incurred; (2) valuing non-controlling interests at fair value at the acquisition date of a controlling interest; and (3) expensing restructuring costs associated with an acquired business. The guidance also enumerated a substantial number of new disclosure requirements. These provisions of ASC 805 are to be applied prospectively to business combinations for which the acquisition date is on or after January 1, 2009. These provisions will have an impact on our accounting for any future business combinations.

In February 2007, the FASB issued guidance included in ASC Topic 825, Financial Instruments (“ASC 825”). This guidance permits entities to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value, and establishes presentation and disclosure requirements designed to facilitate comparisons between entities that choose different measurement attributes for similar types of assets and liabilities. These provisions of ASC 825 are effective for financial statements issued for fiscal years beginning after November 15, 2007. We adopted these provisions of ASC 825 on January 1, 2008.

RADIANT SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

3. STOCK-BASED COMPENSATION

Radiant has adopted equity incentive plans that provide for the grant of incentive and non-qualified stock options and restricted stock awards to directors, officers and other employees pursuant to authorization by the Board of Directors. The exercise price of all options equals the market value on the date of the grant. In addition, Radiant provides employees stock purchase rights under its Employee Stock Purchase Plan (“ESPP”). The ESPP permits employees to purchase Radiant common stock at the end of each quarter at 95% of the market price on the last day of the quarter. Based on these terms, the ESPP will not result in any future stock compensation expense. The Company has authorized approximately 18.2 million shares for awards of stock options and restricted stock, of which approximately 1.0 million shares are available for future grants as of December 31, 2009.

The Company accounts for equity-based compensation in accordance with FASB ASC Topic 718, Compensation—Stock Compensation (“ASC 718”), which requires the Company to measure the cost of employee services received in exchange for all equity awards granted, including stock options and restricted stock awards, based on the fair market value of the award as of the grant date. The estimated fair value of the Company’s equity-based awards, less expected forfeitures, is amortized over the awards’ vesting period on a straight-line basis. The non-cash stock-based compensation expense from stock options and restricted stock awards was included in the condensed consolidated statements of operations as follows (in thousands):

	Year ended December 31,
	2009	2008	2007
Cost of revenues - systems	$131	$85	$163
Cost of revenues - maintenance, subscription and transaction services	80	71	64
Cost of revenues - professional services	286	255	231
Product development	235	370	550
Sales and marketing	725	746	1,016
General and administrative	3,008	3,119	1,771

Total non-cash stock-based compensation expense	$4,465	$4,646	$3,795
Estimated income tax benefit	(1,611)	(1,707)	(1,180)

Total non-cash stock-based compensation expense, net of tax benefit	$2,854	$2,939	$2,615

Impact on diluted net income (loss) per share	$0.09	$0.09	$0.08

The Company capitalized less than $0.1 million in stock-based compensation cost related to product development in each of the years ended December 31, 2009, 2008 and 2007.

Stock Options

The exercise price of each stock option equals the market price of Radiant’s stock on the date of grant. Most options are scheduled to vest equally over a three or four-year period or when certain stock performance requirements are met. These stock performance requirements include a provision that allows for early vesting if certain stock price targets are met. The Company recognizes stock-based compensation expense using the graded vesting attribution method. Outstanding options expire no later than ten years from the grant date. The fair value of each option grant is estimated on the date of grant using the Black-Scholes-Merton option pricing model. The weighted average assumptions used in the model for the years ended December 31, 2009, 2008 and 2007 are outlined in the following table:

	Year ended December 31,
	2009	2008	2007
Expected volatility	69 - 70%	50 - 61%	47 - 49%
Expected life (in years)	3-4	3-4	3-4
Expected dividend yield	0.00%	0.00%	0.00%
Risk-free interest rate	1.6 - 2.2%	1.3 - 3.3%	3.3 - 5.0%

RADIANT SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The computation of the expected volatility assumption used in the Black-Scholes-Merton calculations for new grants is based on a combination of historical and implied volatilities. When establishing the expected life assumption, the Company reviews annual historical employee exercise behavior of option grants with similar vesting periods. The risk-free interest rate is based on the U.S. Treasury yield curve at the grant date, using a remaining term equal to the expected life of the option. The total expenses to be recorded in future periods will depend on several variables, including the number of stock-based awards that vest, pre-vesting cancellations and the fair value of those vested awards.

A summary of the changes in stock options outstanding under our stock-based compensation plans during the years ended December 31, 2009 and 2008 is presented below (in thousands, except per share data):

	Number of Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value
Outstanding at December 31, 2007	5,798	$10.34	4.01	$42,886

Granted	927	$11.92
Exercised	(232)	$7.13
Forfeited or cancelled	(134)	$11.68

Outstanding at December 31, 2008	6,359	$10.66	3.25	$—

Granted	538	$3.68
Exercised	(267)	$4.98
Forfeited or cancelled	(755)	$17.78

Outstanding at December 31, 2009	5,875	$9.37	3.30	$14,656

Vested or expected to vest at December 31, 2009	5,818	$9.39	3.28	$14,416
Exercisable at December 31, 2009	4,455	$9.51	2.98	$10,278
Exercisable at December 31, 2008	4,385	$10.58	3.11	$—

The weighted average grant-date fair value of options granted during the years ended December 31, 2009, 2008 and 2007 was $1.80, $4.57 and $4.59, respectively. The total intrinsic value, the difference between the exercise price and the market price on the date of exercise, of options exercised was approximately $1.5 million during each of the years ended December 31, 2009 and 2008 and $7.5 million for the year ended December 31, 2007. The total fair value of options that vested during the years ended December 31, 2009 and 2008 was approximately $3.6 million and $2.8 million, respectively. At December 31, 2009, 2008 and 2007, the Company had approximately 1.4 million, 2.0 million and 1.8 million, respectively, unvested options outstanding with a weighted-average grant-date fair value of $3.67, $5.86 and $3.56, respectively. None of the 1.4 million options that were unvested at December 31, 2009 had a vesting period based on stock performance requirements, and of the 2.0 million options that were unvested at December 31, 2008, there were 0.1 million options that had a vesting period based on stock performance requirements. The unvested options have a total unrecognized compensation expense of approximately $1.5 million at December 31, 2009, net of estimated forfeitures, which will be recognized over the weighted average period of 0.9 years. The Company recognized stock-based compensation expense related to employee and director stock options equal to approximately $2.8 million, $3.6 million and $3.8 million for the years ended December 31, 2009, 2008 and 2007, respectively. Cash received from options exercised was approximately $1.3 million, $1.7 million and $7.1 million during the years ended December 31, 2009, 2008 and 2007, respectively.

Restricted Stock Awards

The Company awarded approximately 0.5 and 0.3 million shares of restricted stock to employees under the Amended and Restated 2005 Long-Term Incentive Plan for the years ended December 31, 2009 and 2008, respectively. These restricted stock awards vest at various terms over a three-year period from the date of grant. The weighted average grant-date fair value of restricted stock awards at December 31, 2009 and 2008 was $3.91 and $12.20 per share, respectively. The Company recognized stock-based compensation expense related to restricted stock awards equal to approximately $1.7 million and $1.0 million for the years ended December 31, 2009 and 2008, respectively. The unvested restricted stock awards had a total unrecognized compensation expense as of December 31, 2009 and 2008 equal to approximately $2.5 million and $2.6 million, respectively, which will be recognized over 1.7 and 1.9 years, respectively.

RADIANT SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

4. PRODUCT DEVELOPMENT EXPENDITURES

Product development expenditures for the years ended December 31, 2009, 2008 and 2007 are summarized as follows (in thousands):

	2009	2008	2007
Total development expenditures	$26,347	$28,882	$26,173
Less amounts capitalized	4,002	4,088	2,736

Product development expense	$22,345	$24,794	$23,437

The activity in the capitalized software development account during the years ended December 31, 2009 and 2008 is summarized as follows (in thousands):

	2009	2008
Balance at beginning of period, net	$9,278	$7,231
Capitalized software development costs	4,002	4,088
Amortization expense	(1,470)	(1,021)
Impairment write-off	—	(1,020)

Balance at end of period, net	$11,810	$9,278

Amortization of capitalized software costs is included in system sales cost of revenues in the accompanying statements of operations.

RADIANT SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

5. ACQUISITIONS

Each of the acquisitions discussed below was accounted for using the purchase method of accounting as required by FASB ASC Topic 805, Business Combinations (“ASC 805”). Management concluded that the acquisitions of Orderman, Jadeon and Hospitality EPOS were not considered material acquisitions under the provisions of ASC 805.

Acquisition of Orderman

On July 1, 2008, the Company acquired Orderman GmbH (“Orderman”), one of the leading manufacturers of wireless handheld ordering and payment devices for the hospitality industry. Headquartered in Salzburg, Austria, Orderman has provided innovative mobile solutions since 1994. Orderman distributes its solutions through a reseller network of partners that have deployed their handheld devices, predominately in Europe. The total purchase price was approximately $33.0 million. The operations of the Orderman business have been included in the Company’s consolidated results of operations and financial position from the date of acquisition. The results of these operations are reported under the International segment.

The intangible assets acquired were valued by the Company utilizing customary valuation procedures and techniques. The following is a summary of the estimated fair values of the assets acquired and liabilities assumed as of the date of the Orderman acquisition (in thousands):

Current assets	$7,797
Property, plant and equipment	1,750
Identifiable intangible assets	19,147
Goodwill	14,763
Other assets	94

Total assets acquired	43,551
Current liabilities	5,742
Long-term liabilities	4,817

Total liabilities assumed	10,559

Purchase price	$32,992

As a result of the Orderman acquisition, goodwill of approximately $14.8 million was recorded and assigned to the International segment. This includes subsequent changes related to purchase price adjustments in which goodwill increased from the date of acquisition by approximately $1.6 million. The goodwill is deductible for tax purposes over a period of 15 years. The following is a summary of the intangible assets acquired and the weighted-average useful life over which they will be amortized (in thousands):

	Purchased Assets	Weighted- Average Useful Life
Core and developed technology	$10,171	4 years
Reseller network	7,086	7 years
Trademark	1,890	Indefinite

Total intangible assets acquired	$19,147

RADIANT SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Acquisition of Jadeon

On May 1, 2008, Radiant acquired substantially all of the assets of Jadeon, Inc. (“Jadeon”), a wholly-owned subsidiary of Innuity, Inc. and one of the Company’s resellers in California. Headquartered in Irvine, just outside Los Angeles, Jadeon had been delivering and supporting Radiant’s hospitality point-of-sale solutions since 2001. The total purchase price was approximately $7.3 million. The operations of the Jadeon business have been included in the Company’s consolidated results of operations and financial position from the date of acquisition. The results of these operations are reported under the Hospitality-Americas segment.

The intangible assets acquired were valued by the Company utilizing customary valuation procedures and techniques. The following is a summary of the estimated fair values of the assets acquired and liabilities assumed as of the date of the Jadeon acquisition (in thousands):

Current assets	$1,368
Property, plant and equipment	117
Identifiable intangible assets	1,795
Goodwill	7,766
Other assets	185

Total assets acquired	11,231
Total liabilities assumed (all of which were considered current)	3,967

Purchase price	$7,264

As a result of the Jadeon acquisition, goodwill of approximately $7.8 million was recorded and assigned to the Hospitality-Americas segment. This includes subsequent changes related to purchase price adjustments in which goodwill increased from the date of acquisition by approximately $0.8 million. The goodwill is deductible for tax purposes over a period of 15 years. The following is a summary of the intangible asset acquired and the weighted-average useful life over which it will be amortized (in thousands):

	Purchased Asset	Weighted- Average Useful Life
Customer relationships	$1,795	10 years

Total intangible asset acquired	$1,795

RADIANT SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Acquisition of Hospitality EPoS

On April 4, 2008, the Company acquired Hospitality EPoS Systems Ltd. (“Hospitality EPoS”), a technology supplier to the U.K. hospitality market since 1992. Headquartered in Kent, England, just outside London, Hospitality EPoS provided capabilities for sales, implementation and support services and represented Radiant’s suite of Aloha products. The total purchase price was approximately $6.1 million. The operations of the Hospitality EPoS business have been included in the Company’s consolidated results of operations and financial position from the date of acquisition. The results of these operations are reported under the International segment.

The intangible assets acquired were valued by the Company utilizing customary valuation procedures and techniques. The following is a summary of the estimated fair values of the assets acquired and liabilities assumed as of the date of the Hospitality EPoS acquisition (in thousands):

Current assets	$1,486
Property, plant and equipment	1,672
Identifiable intangible assets	2,250
Goodwill	3,099

Total assets acquired	8,507
Current liabilities	1,564
Long-term liabilities	821

Total liabilities assumed	2,385

Purchase price	$6,122

As a result of the Hospitality EPoS acquisition, goodwill of approximately $3.1 million was recorded and assigned to the International segment. This includes subsequent changes related to purchase price adjustments in which goodwill increased from the date of acquisition by approximately $0.1 million. The following is a summary of the intangible asset acquired and the weighted-average useful life over which it will be amortized (in thousands):

	Purchased Asset	Weighted- Average Useful Life
Direct customers	$2,250	10 years

Total intangible asset acquired	$2,250

RADIANT SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Acquisition of Quest

On January 1, 2008, the Company acquired Quest Retail Technology Pty Ltd (“Quest”), a privately held company based in Adelaide, Australia. Quest is a global provider of point-of-sale and back office solutions to stadiums, arenas, convention centers, race courses, theme parks and various other industries. The total purchase price was approximately $53.4 million. The operations of the Quest business have been included in the Company’s consolidated results of operations and financial position from the date of acquisition. The results of these operations are reported under the Retail & Entertainment-Americas segment.

The intangible assets acquired were valued by the Company utilizing customary valuation procedures and techniques. The following is a summary of the estimated fair values of the assets acquired and liabilities assumed from the Quest acquisition (in thousands):

Current assets	$2,959
Property, plant and equipment	448
Identifiable intangible assets	17,797
Goodwill	37,430
Other assets	285

Total assets acquired	58,919
Current liabilities	5,211
Long-term liabilities	317

Total liabilities assumed	5,528

Purchase price	$53,391

As a result of the Quest acquisition, goodwill of approximately $37.4 million was recorded and assigned to the Retail & Entertainment-Americas segment. This includes subsequent changes related to purchase price adjustments in which goodwill decreased from the date of acquisition by approximately $2.6 million. The following is a summary of the intangible assets acquired and the weighted-average useful lives over which they will be amortized (in thousands):

	Purchased Assets	Weighted- Average Useful Lives
Core and developed technology	$4,033	5 years
Reseller network	4,208	15 years
Trademarks and tradenames	4,997	Indefinite
Customer list	4,471	10 years
Backlog	88	2 months

Total intangible assets acquired	$17,797

The two schedules and commentary above do not reflect the write down of goodwill and certain intangible assets associated with Quest, as further explained in Note 6 to the consolidated financial statements. During the year ended December 31, 2009, the Company recognized non-cash charges of approximately $17.0 million and $3.9 million related to the impairment of Quest’s goodwill and trademarks/tradenames, respectively. These charges are not reflected above since these schedules represent the purchase price allocation on the date of acquisition, reflecting only subsequent purchase accounting adjustments.

RADIANT SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

6. GOODWILL AND INTANGIBLE ASSETS

In accordance with FASB ASC Topic 350, Intangibles—Goodwill and Other (“ASC 350”), we classify purchased intangibles into three categories: (1) goodwill; (2) finite-lived intangible assets subject to amortization; and (3) indefinite-lived intangible assets. Goodwill and indefinite-lived intangible assets are not amortized. As required by ASC 350, these assets are reviewed for impairment on at least an annual basis as further described in Note 2 to the consolidated financial statements under the caption “Goodwill and Intangible Assets.”

Goodwill

Goodwill is recognized when the consideration paid for a business acquisition exceeds the fair value of the assets acquired, including tangible and intangible assets. The Company’s annual impairment analysis completed on January 1, 2010 indicated that the estimated fair value of our Quest reporting unit was less than the carrying amount at that time. The estimated fair values of the Company’s other reporting units were sufficiently higher than their respective carrying values, thus indicating no impairment concerns. We proceeded with the second step of the impairment analysis to estimate the hypothetical purchase price allocation of Quest’s assets and liabilities based on the estimated fair value. The carrying value of certain intangible assets were then adjusted down to reflect the estimated fair value per the hypothetical purchase price allocation.

The residual amount of goodwill that resulted from this hypothetical purchase price allocation was then compared to the carrying amount of goodwill to estimate the amount of the goodwill impairment. Based on the preliminary results of our analysis, we estimated the impairment to be approximately $17.0 million. However, this amount could change when the valuation analysis is completed. This non-cash charge has been reflected in the consolidated financial statements for the year ended December 31, 2009 and it does not affect our income taxes, cash flows, liquidity or compliance with our debt covenants.

The Company’s annual impairment analyses completed on January 1, 2009 and 2008 indicated no impairment and, accordingly, there were no goodwill impairment charges for the years ended December 31, 2008 and 2007.

Changes in the carrying amount of goodwill for the years ended December 31, 2009 and 2008 are as follows (in thousands):

	Hospitality- Americas	Retail & Entertainment- Americas	International	Total
Gross goodwill	40,003	20,246	8,309	68,558
Accumulated impairment losses	(2,252)	—	(3,920)	(6,172)

BALANCE, December 31, 2007	$37,751	$20,246	$4,389	$62,386

Goodwill resulting from acquisitions (see Note 5)	7,014	39,780	16,199	62,993
Adjustment related to revaluation of intangible assets (see Note 5)	—	2,981	—	2,981
Adjustments related to change in contingent liabilities (see Note 5)	861	1,029	2,039	3,929
Adjustments related to change in deferred income tax liabilities of acquisitions (see Note 5)	—	(5,124)	(159)	(5,283)
Currency translation adjustments related to acquisitions	—	(8,894)	(2,883)	(11,777)

Gross Goodwill	47,878	50,018	23,505	121,401
Accumulated impairment losses	(2,252)	—	(3,920)	(6,172)

BALANCE, December 31, 2008	$45,626	$50,018	$19,585	$115,229

Impairment charge for Quest	—	(17,008)	—	(17,008)
Purchase price adjustments related to Orderman, Hospitality EPoS and Jadeon (see Note 5)	(108)	—	(109)	(217)
Currency translation adjustments related to acquisitions	—	8,328	1,487	9,815

Gross goodwill	47,770	58,346	24,883	130,999
Accumulated impairment losses	(2,252)	(17,008)	(3,920)	(23,180)

BALANCE, December 31, 2009	$45,518	$41,338	$20,963	$107,819

RADIANT SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Intangible Assets

Intangible assets recorded in connection with business acquisitions are stated at their fair value, determined as of the date of acquisition, less accumulated amortization, if applicable. These assets consist of finite-lived and indefinite-lived intangibles, including core and developed technology, customer relationships, noncompete agreements and trademarks and tradenames. Amortization of finite-lived intangible assets is recognized on a straight-line basis over their estimated useful lives. As described within the “Goodwill” caption above, the carrying value of certain indefinite-lived intangible assets associated with our Quest reporting unit was in excess of the estimated fair value per the estimated hypothetical purchase price allocation. We therefore recorded an estimated impairment charge of approximately $3.9 million for the year ended December 31, 2009. This amount is subject to change when the valuation analysis is completed. The non-cash charge has been reflected in the consolidated financial statements and it does not affect our income taxes, cash flows, liquidity or compliance with our debt covenants. There were no impairment charges associated with the Company’s intangible assets during the years ended December 31, 2008 and 2007.

A summary of the Company’s intangible assets as of December 31, 2009 and 2008 is as follows (in thousands):

	Weighted	December 31, 2009		December 31, 2008
	Average	Gross		Gross
	Amortization	Carrying	Accumulated	Carrying	Accumulated
	Lives	Value	Amortization	Value	Amortization
Hospitality-Americas
Core and developed technology	3.2 years	$12,500	$(12,500)	$12,500	$(12,137)
Reseller network	15.0 years	9,200	(3,654)	9,200	(3,041)
Direct sales channel	10.0 years	3,600	(2,145)	3,600	(1,785)
Covenants not to compete	3.3 years	1,600	(1,569)	1,600	(1,530)
Trademarks and tradenames	Indefinite	1,300	—	1,300	—
Trademarks and tradenames	5.0 years	300	(254)	300	(194)
Customer list and contracts	4.2 years	7,195	(3,147)	7,195	(1,434)

Total Hospitality-Americas		35,695	(23,269)	35,695	(20,121)

Retail & Entertainment-Americas
Core and developed technology	4.5 years	7,952	(5,540)	7,298	(3,861)
Reseller network	10.1 years	9,437	(4,004)	8,561	(2,880)
Subscription sales	4.0 years	1,400	(1,400)	1,400	(1,050)
Covenants not to compete	10.0 years	150	(86)	150	(71)
Trademarks and tradenames	Indefinite	1,200	—	3,937	—
Trademarks and tradenames	6.0 years	700	(467)	700	(350)
Customer list and contracts	9.7 years	4,719	(1,109)	3,842	(686)
Backlog	2 months	92	(92)	92	(92)

Total Retail & Entertainment-Americas		25,650	(12,698)	25,980	(8,990)

International
Core and developed technology	4.3 years	9,148	(1,623)	9,023	(542)
Reseller network	7.0 years	6,428	(1,361)	6,345	(454)
Trademarks and tradenames	Indefinite	1,720	—	1,691	—
Customer list and contracts	10.0 years	1,910	(350)	1,745	(154)

Total International		19,206	(3,334)	18,804	(1,150)

Other intangible assets		2,021	(843)	2,021	(611)

Total intangible assets		$82,572	$(40,144)	$82,500	$(30,872)

Amortization expense related to intangible assets was approximately $9.3 million, $7.9 million and $4.3 million for the years ended December 31, 2009, 2008, and 2007, respectively.

The table below summarizes the approximate amortization expense, assuming no future acquisitions, dispositions or impairments of intangible assets, for the following 12-month periods subsequent to December 31, 2009 (in thousands):

2010	$8,915
2011	7,619
2012	5,370
2013	4,414
2014	4,058
Thereafter	7,832

$38,208

RADIANT SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

7. DEBT

Prior to January 2008, the Company had a senior secured credit facility with Wells Fargo Foothill, Inc. (the “WFF Credit Agreement”). The WFF Credit Agreement provided for extensions of credit, upon satisfaction of certain conditions, in the form of revolving loans in an aggregate principal amount of up to $15 million and a term loan facility in an aggregate principal amount of up to $31 million. The revolving loan amount available to the Company was derived from a monthly borrowing base calculation using the Company’s various accounts receivable balances. The amount derived from this borrowing base calculation was further reduced by the total amount of letters of credit outstanding. Loans under the WFF Credit Agreement bore interest, at the Company’s option, at either the London Interbank Offering Rate (“LIBOR”) plus two and one half percent or the prime rate of Wells Fargo Bank, N.A.

The WFF Credit Agreement was scheduled to expire on March 31, 2010; however, it was refinanced on January 2, 2008 upon the execution of the credit agreement with JPMorgan Chase Bank, N.A., as arranger, and JPMorgan Chase Bank, N.A., SunTrust Bank, Bank of America, Guaranty Bank and Wachovia Bank, N.A., as lenders (the “JPM Credit Agreement”). The JPM Credit Agreement and subsequent amendments thereto provide for extensions of credit, upon satisfaction of certain conditions, in the form of revolving loans in an aggregate principal amount of up to $80 million and a term loan facility in an aggregate principal amount of up to $30 million. The Company has the right to increase the revolving credit commitment by up to $25 million, subject to the terms and conditions set forth in the JPM Credit Agreement. As of December 31, 2009, aggregate borrowings under this facility totaled $62.0 million, comprised of $42.0 million in revolving loans and $20.0 million in term loan facility borrowings. As of December 31, 2009, revolving loan borrowings available to the Company were equal to $38.0 million.

The JPM Credit Agreement is guaranteed by the Company and its subsidiaries and is secured by the assets of the Company and its subsidiaries. The maturity date of the JPM Credit Agreement is January 2, 2013. Interest accrues on amounts outstanding under the loan facility, at the Company’s option, at either (1) LIBOR plus a margin ranging between 1.25% and 2.00%, based upon the Company’s consolidated leverage ratio, as defined, or (2) the higher of the administrative agent’s prime rate or one-half of one percent over the federal funds effective rate plus a margin ranging between 0.25% and 1.00%, based on the Company’s consolidated leverage ratio, as defined. The JPM Credit Agreement contains certain customary representations and warranties from the Company. It also contains customary covenants, including: use of proceeds; limitations on liens; limitations on mergers, consolidations and sales of the Company’s assets; and limitations on related party transactions. In addition, the JPM Credit Agreement requires the Company to comply with various financial covenants, including maintaining leverage and fixed charge coverage ratios, as defined. The leverage ratio covenant limits the Company’s consolidated indebtedness to a multiple of three times its consolidated earnings before interest, taxes, depreciation and amortization (“EBITDA”) as determined on a pro forma basis over the prior four quarters. The fixed charge coverage ratio requires the Company to maintain the ratio of its consolidated EBITDA as determined on a pro forma basis less capital expenses to its fixed charges (which includes regularly scheduled principal payments, consolidated interest expense, taxes paid or payable in accordance with GAAP, and restricted payments) to at least 1.2 to 1 for periods ending in 2008, 1.3 to 1 for periods ending in 2009, and 1.35 to 1 thereafter. The JPM Credit Agreement also contains certain customary events of default, including defaults based on events of bankruptcy and insolvency, nonpayment of principal, interest or fees when due (subject to specified grace periods), breach of specified covenants, change in control and material inaccuracy of representations and warranties. The Company was in compliance with its financial and non-financial covenants as of December 31, 2009. Borrowings and repayments under the Company’s revolving credit facility for the years ended December 31, 2008 and 2007 previously presented erroneously on a net basis in the consolidated statements of cash flows have been corrected and are presented on a gross basis in the accompanying consolidated statements of cash flows in order to conform with ASC 230-10-45-9 (formerly FASB Statement No. 95, Statement of Cash Flows ). The correction to present borrowings and repayments on our revolving credit facility on a gross basis was not material to our financial statements and had no impact on our previously reported net income, changes in shareholders’ equity, financial position or net cash flows from financing activities.

In the third quarter of 2008, the Company assumed research and development loans with the Austrian government in the amount of $0.1 million in conjunction with the acquisition of Orderman, bearing interest at approximately 2.50%, which were repaid in the third quarter of 2009. In the fourth quarter of 2008, the Company entered into an additional research and development loan with the Austrian government in the amount of $0.7 million, bearing interest at approximately 2.50%. As of December 31, 2009, $0.6 million had been drawn on this loan. This loan matures on March 31, 2013.

In the second quarter of 2008, the Company assumed approximately $0.3 million for two promissory notes in conjunction with the acquisition of Hospitality EPoS. The notes were held by the Bank of Scotland, and the interest was approximately 7.50%. The notes were paid in full during the fourth quarter of 2008.

In the fourth quarter of 2005, the Company issued approximately $4.1 million in notes payable related to the acquisition of MenuLink. The interest on the notes was calculated based on the prime rate, and payments for both principal and interest were made in equal installments over a 36-month period. The notes were paid in full during the fourth quarter of 2008.

In the second quarter of 2005, the Company entered into an amended and restated promissory note in the amount of $1.5 million with the previous shareholders of Aloha Technologies, Inc., acquired by the Company in January 2004. During the fourth quarter of 2005, the Company modified the amended promissory note by reducing the $1.5 million principal amount to approximately $1.0 million. The decrease was the result of agreed upon purchase price adjustments. The principal on this note was originally agreed to be paid over the course of the third and fourth quarters of 2008 and the first quarter of 2009, but was paid in full during the first quarter of 2008 in conjunction with the execution of the JPM Credit Agreement.

RADIANT SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following is a summary of long-term debt and the related balances as of December 31, 2009 and 2008 (in thousands):

Description of Debt	2009	2008
Revolving credit loan under the JPM Credit Agreement bearing interest at LIBOR/prime rate plus the applicable margin, as defined (1.81% as of December 31, 2009), maturing on January 2, 2013	$42,000	$72,000
Term loan under the JPM Credit Agreement bearing interest at LIBOR plus the applicable margin, as defined (1.81% as of December 31, 2009), maturing on January 2, 2013	20,000	26,000
Research and development loans from the Austrian government bearing interest at approximately 2.50%, maturing on various dates through December 31, 2013	626	466

Total	62,626	98,466
Less: Current portion of long-term debt	6,000	6,081

Long-term debt, net of current portion	$56,626	$92,385

Approximate annual maturities of notes payable that were outstanding at December 31, 2009 are as follows (in thousands):

2010	$6,000
2011	6,000
2012	6,000
Thereafter	44,626

Balance, December 31, 2009	$62,626

RADIANT SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

8. OTHER CHARGES AND INCOME

Impairment Charge for Acquired Intangible Assets

During the fourth quarter of 2009, the Company recorded a non-cash impairment charge of $3.9 million to write off a portion of certain indefinite-lived intangible assets associated with the January 1, 2008 acquisition of Quest. Since the acquisition was completed, poor economic conditions have led to a decline in Quest’s revenues and future growth is now expected to be slower than originally anticipated. The write off amount is based on an estimate and could change when our valuation analysis is completed. The determination of the charge followed the Company’s annual review of its goodwill for impairment as described further in Note 6 to the consolidated financial statements.

Impairment Charge for Capitalized Software

The Company evaluates the recoverability of capitalized software development costs on an annual basis or whenever events or changes in circumstances indicate that the carrying amount of the asset may be less than its net realizable value. The Company’s annual evaluation of capitalized software development costs on January 1, 2009 resulted in an impairment charge of approximately $1.0 million during the fourth quarter of 2008.

Write-off of Third-Party Software Licenses

During the first quarter of 2009, the Company determined that it would not use certain third-party software licenses and recorded a write-off charge of $0.5 million as a result.

Severance and Restructuring Charge

During the first quarter of 2009, the Company recorded a charge of $0.7 million related to severance costs and restructuring of the organization. During the fourth quarter of 2008, the Company recorded a charge of $0.4 million related to severance and restructuring of the organization. These charges resulted from efforts to align the Company’s cost structure with its revenues in light of the severe economic downturn that began in the second half of 2008.

Sale of Land

During the fourth quarter of 2008, the Company sold an undeveloped parcel of land containing 16.7 acres for approximately $4.2 million. The sale resulted in cash proceeds equal to approximately $3.9 million and the recognition of a net gain of $1.4 million.

Sale of Building

During the first quarter of 2009, the Company sold a building for cash proceeds of approximately $0.2 million. A net gain of approximately $0.1 million was recognized as a result of this transaction.

Lease Restructuring Charges – Brookside II Building, Alpharetta, Georgia

During the third quarter of 2008, Radiant amended a sublease agreement for certain facilities located in Alpharetta, Georgia in order to reduce future operating costs. In accordance with FASB ASC Topic 420, Exit or Disposal Cost Obligations (“ASC 420”), the Company recorded a lease restructuring charge based on the fair value of the remaining lease payments at the amendment date less the estimated sublease rentals that could reasonably be obtained from the property. The restructuring charges were not attributable to any of the Company’s reportable segments.

This amendment resulted in a restructuring charge of approximately $2.1 million in the third quarter of 2008, which consisted of $1.3 million for construction allowance and $0.4 million of lease restructuring reserves, and $0.4 million of sub-lease commissions associated with the amendment to the sublease. As of December 31, 2009, approximately $0.4 million related to the lease commitments remained in the restructuring reserve to be paid. The Company anticipates the remaining payments will be made by the first quarter of 2013 (lease expiration). The table below summarizes the activity in the restructuring reserve (in thousands):

	Short-Term	Long-Term	Total
Balance, December 31, 2008	$847	$401	$1,248

Construction allowance payments	(625)	—	(625)
Payments charged against restructuring reserve	(39)	(168)	(207)

Balance, December 31, 2009	$183	$233	$416

RADIANT SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Lease Restructuring Charges – Alexander Building, Alpharetta, Georgia

During the third quarter of 2005, the Company decided to consolidate certain facilities located in Alpharetta, Georgia in order to reduce future operating costs. This resulted in the abandonment of one facility, which formerly housed the Company’s customer support call center. The restructuring charges were not attributable to any of the Company’s reportable segments. In accordance with ASC 420, the Company recorded a lease restructuring charge based on the fair value of the remaining lease payments at the abandonment date less the estimated sublease rentals that could reasonably be obtained from the property.

This consolidation resulted in a restructuring charge of approximately $1.5 million in the third quarter of 2005, which consisted of $1.2 million for facility consolidations and $0.3 million of fixed asset write-offs associated with the facility consolidation. As of December 31, 2009, approximately $0.2 million related to the lease commitments remained in the restructuring reserve to be paid. The Company anticipates the remaining payments will be made by the fourth quarter of 2010 (lease expiration). The table below summarizes the activity in the restructuring reserve (in thousands):

	Short-Term	Long-Term	Total
Balance, December 31, 2008	$182	$154	$336

Payments charged against restructuring reserve	(2)	(154)	(156)

Balance, December 31, 2009	$180	$—	$180

Financing Costs Related to Long-Term Debt

Costs associated with obtaining long-term debt are deferred and amortized over the term of the related debt. The Company incurred financing costs in 2005 related to the Wells Fargo Foothill, Inc. senior secured credit facility (the “WFF Credit Agreement”), and other long-term debt agreements. The costs were deferred and were being amortized over three years. In conjunction with the termination of the WFF Credit Agreement, as described in Note 7, a write-off of the remaining financing costs and early termination penalties resulted in a charge of approximately $0.4 million in the first quarter of 2008.

Forward Exchange Contracts

The Company records derivatives, namely foreign exchange contracts, on the balance sheet at fair value. The gains or losses on foreign currency forward contracts are recorded in the accompanying consolidated statements of operations. The Company does not use derivative financial instruments for speculative or trading purposes, nor does it hold or issue leveraged derivative financial instruments. The Company recognized a gain during the second quarter of 2008 of approximately $0.5 million related to a forward exchange contract in conjunction with the acquisition of Orderman. The Company recognized a gain during the first quarter of 2008 of approximately $0.3 million related to a foreign exchange contract in conjunction with the acquisition of Quest. The Company recognized a gain of approximately $0.8 million during the fourth quarter of 2007 related to a forward exchange contract in conjunction with the acquisition of Quest.

Due Diligence Costs

During the second quarter of 2007, the Company wrote off $1.2 million in accounting, tax and legal due diligence fees in connection with the termination of proposed acquisitions. The Company determined that such acquisitions would not take place.

9. ACCRUED LIABILITIES

The components of accrued liabilities at December 31, 2009 and 2008 are as follows (in thousands):

	2009	2008
Accrued wages, benefits and related taxes	$2,748	$2,802
Accrued professional services	2,669	2,251
Bonus and external/internal commissions payable	9,900	6,291
Other accrued liabilities	8,145	5,859

	$23,462	$17,203

RADIANT SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

10. INCOME TAXES

The following summarizes the components of the income tax provision (in thousands):

	Year ended December 31,
	2009	2008	2007
Current taxes:
Federal	$3,132	$2,093	$3,017
State	790	707	339
Foreign	798	1,990	480
Deferred taxes	2,100	1,265	4,986

Income tax provision	$6,820	$6,055	$8,822

Our domestic and foreign (loss) income from continuing operations before income taxes is as follows (in thousands):

	Year ended December 31,
	2009	2008	2007
U.S.	$24,357	$11,661	$19,093
Foreign	(26,935)	5,422	1,572

	$(2,578)	$17,083	$20,665

The total tax provision is different from the amount that would have been recorded by applying the U.S. statutory federal income tax rate to income from continuing operations before taxes. Reconciliation of these differences is as follows:

	Year ended December 31,
	2009	2008	2007
Statutory federal tax rate	35%	35%	35%
State income taxes, net of federal tax benefit	(20.3)	1.9	1.9
Foreign taxes	(25.2)	(4.3)	1.0
Meals and entertainment	(5.1)	1.1	0.5
Valuation allowance on deferred tax assets	(244.4)	2.3	(0.2)
Rate change	2.2	0.1	(1.5)
Increase in tax contingencies	2.2	(0.1)	0.3
Goodwill impairment	(28.1)	0.0	0.0
Research and development	1.9	0.0	0.0
Foreign expenses	(6.1)	0.0	0.0
Manufacturing deduction	12.2	0.0	0.0
Prior period items	8.0	0.0	0.0
Incentive stock option compensation	(0.9)	0.0	1.2
Other	4.0	(0.6)	4.5

	(264.6)%	35.4%	42.7%

RADIANT SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The components of the deferred income tax assets and (liabilities) as of December 31, 2009 and 2008 are as follows (in thousands):

	December 31,
	2009	2008
Deferred income tax assets:
Inventory reserve	$1,995	$2,256
Allowance for doubtful accounts	1,520	1,733
Depreciation	555	1,250
ASC 718 expense – non qualified options	4,447	3,050
Accrued expenses	1,431	852
Deferred rent	732	838
Net operating loss carryforward	1,901	938
Research credit	—	972
State credit	374	391
Foreign tax credit	577	465
Alternative minimum tax credit	—	281
Quest goodwill and intangible asset impairment	5,650	—
Other	2,244	3,270

Gross deferred income tax assets	21,426	16,296
Valuation allowance	(7,623)	(1,022)

Total deferred income tax assets, net	$13,803	$15,274

Deferred income tax liabilities:
Goodwill and intangible assets	(11,055)	(10,358)

Net deferred income tax asset	$2,748	$4,916

Our deferred income tax assets and liabilities at December 31, 2009 and 2008, are included in the accompanying consolidated balance sheets as follows (in thousands):

	December 31,
	2009	2008
Current deferred income tax assets	$5,690	$7,982
Deferred income tax assets, non-current	1,323	—
Deferred income tax liabilities, non-current	(4,265)	(3,066)

Net deferred income tax assets	$2,748	$4,916

At December 31, 2009, the Company had state net operating loss carryforwards of approximately $8.2 million and foreign net operating loss carryforwards of approximately $6.3 million. At December 31, 2008, the Company had state net operating loss carryforwards of approximately $8.9 million and foreign net operating loss carryforwards of approximately $2.0 million. Certain tax loss carryforwards (if not utilized against taxable income) expire from 2013 to 2028. Certain other net operating losses carryforward indefinitely.

In addition, the Company has research and development, state, foreign, and alternative minimum tax credits available to offset future taxes payable. The amounts at December 31, 2009 totaled approximately $1.0 million, $0.4 million, $0.6 million and $0.5 million, respectively. The amounts at December 31, 2008 included research and development, state, foreign and alternative minimum tax credits totaling approximately $3.1 million, $0.4 million, $0.5 million and $0.5 million, respectively. The research and development tax credits expire between 2012 and 2014. The state tax credits and foreign tax credits expire between 2010 and 2011 and 2012 and 2013, respectively. The alternative minimum tax credits carryforward indefinitely.

The Company uses the “with-and-without” or “incremental” approach for ordering tax benefits derived from the share-based payment awards. Using the with-and-without approach, actual income taxes payable for the period are compared to the amount of tax payable that would have been incurred absent the deduction for employee share-based payments in excess of the amount of compensation cost recognized for financial reporting. As a result of this approach, tax net operating loss carryforwards and other deferred tax assets not generated from share-based payments in excess of cost recognized for financial reporting are considered utilized before the current period’s share-based deduction.

The Company has excess tax benefits related to current and prior year stock option exercises subsequent to the adoption of ASC 718, of approximately $14.7 million, of which approximately $4.6 million and $5.5 million have not been recorded as a deferred tax asset as of December 31, 2009 and 2008, respectively, as the amounts have not yet resulted in a reduction in current taxes payable. The benefit of these deductions will be recorded to additional paid-in-capital at the time the excess tax benefit results in a reduction of current taxes payable.

A valuation allowance is recorded when it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of the deferred tax assets depends on the ability of the Company to generate sufficient taxable income of the appropriate character in the future and in the appropriate taxing jurisdictions. As of December 31, 2009 and 2008, the Company’s valuation allowance, established for the tax benefit that may not be realized, totaled approximately $7.6 million and $1.0 million, respectively. At December 31, 2009, the valuation allowance related to state and foreign tax credit carryforwards of approximately $0.4 million and $0.6 million, respectively, and $6.6 million of valuation allowance related to the amortization and impairment of Australian intangibles and goodwill. At December 31, 2008, the valuation allowance related to foreign tax credits and amortization of Australian intangibles of approximately $0.5 million each.

RADIANT SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

U.S. income and foreign withholding taxes have not been provided for cumulative undistributed earnings of foreign subsidiaries and equity investees. The Company intends to reinvest these earnings for the foreseeable future. If these amounts were distributed to the U.S., in the form of dividends or otherwise, or if the shares of the relevant foreign subsidiaries were sold or otherwise transferred, we would be subject to additional U.S. income taxes (subject to an adjustment for foreign tax credits) and foreign withholding taxes. Determination of the amount of unrecognized deferred income tax liability related to these earnings or investments is not practicable.

The Company adopted the alternative transition method provided in FASB ASC Subtopic 718-740, Compensation—Stock Compensation—Income Taxes (“ASC 718-740”), for calculating the tax effects of stock-based compensation. The alternative transition method includes simplified methods to establish the beginning balance of the additional paid-in capital pool (“APIC pool”) related to the tax effects of employee stock-based compensation, and to determine the subsequent APIC pool and consolidated statement of cash flows of the tax effects of employee stock-based compensation awards that were outstanding upon adoption of ASC 718-740. Using this methodology, we had no beginning balance in the APIC pool.

Including the cumulative effect increase, at the end of 2009, the Company had approximately $2.3 million of total gross unrecognized tax benefits. The Company does not expect that the amount of unrecognized tax benefits will change significantly within the next 12 months. The total amount of unrecognized tax benefit that, if recognized, would affect the effective tax rate is approximately $1.6 million, $1.4 million and $1.5 million, including interest and penalties, for the periods ended December 31, 2009, 2008 and 2007, respectively.

The following reconciliation summarizes the total gross unrecognized tax benefits (in thousands):

	Year ended December 31,
	2009	2008	2007
Beginning Balance	$2,424	$2,291	$2,291
Gross change tax positions of current period	—	198	—
Gross change for tax positions of prior year	—	—	—
Settlements with taxing authorities	—	—	—
Lapse of statute of limitations	(80)	(65)	—

Ending balance	$2,344	$2,424	$2,291

The Company and its subsidiaries are subject to U.S. federal income tax as well as income tax of multiple state and foreign jurisdictions. For U.S. federal and most state jurisdictions, tax years 1997 and after are open for examination primarily due to net operating losses and other tax attribute carryforwards. Foreign tax years are open for examination as follows: Austria – 2006 and after; Australia – 2005 and after; China – 2008; Luxembourg – 2008; and the United Kingdom – 2008. The Company is not currently under examination by any income taxing jurisdiction.

The Company’s continuing practice is to recognize interest and/or penalties related to income tax matters in income tax expense. The Company has accrued approximately $0.5 million and $0.4 million in interest associated with uncertain tax positions for the periods ended December 31, 2009 and 2008, respectively.

RADIANT SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

11. COMMITMENTS AND CONTINGENCIES

Leases

The Company leases office space, equipment and certain vehicles under noncancelable operating lease agreements expiring on various dates through 2017. Total rent expense under operating leases was approximately $5.1 million, $5.4 million and $4.8 million for the years ended December 31, 2009, 2008 and 2007, respectively. The Company leases various equipment under capital leases that expire on various dates through December 2012. Aggregate future minimum lease payments under the capital leases, noncancelable operating leases in effect as of December 31, 2009, and noncancelable operating leases which commenced subsequent to December 31, 2009, are as follows (in thousands):

	Capital	Operating
2010	$925	$5,561
2011	449	4,640
2012	146	4,714
2013	16	2,721
2014	—	2,417
Thereafter	—	4,725

Total	$1,536	$24,778

Less: Amount representing interest	118

Net present value of minimum lease payments	1,418
Less: Current portion of capital lease	842

Long-term portion of capital lease obligation	$576

The schedule above includes the future minimum lease payments related to facilities that are being subleased. The total minimum rentals to be received in the future under noncancelable subleases as of December 31, 2009 are approximately $1.9 million in 2010, $1.5 million in 2011, $1.5 million in 2012 and $0.1 million in 2013.

Employment Agreements

The Company has certain contractual obligations related to individuals who are employees of the Company and/or its subsidiaries. A summary of these obligations is as follows:

•	All regular non-U.S. personnel are employed under written contracts as is customary in the countries where we have operations outside the U.S.

•

Five individuals in the U.S. have written employment agreements that expire at various dates through mid-2011. Termination prior to the expiration of such agreements may (depending on the reason for termination) require the Company to incur severance expenses related to the termination.

•

Four individuals outside the U.S. have non-standard employment agreements that expire in mid-2010. The special provisions of these agreements stipulate that neither the Company nor the employee will terminate employment prior to their expiration.

Legal Matters

Radiant is and has been involved in legal proceedings arising in the normal course of business. Management is of the opinion, based upon presently available information and the advice of counsel concerning pertinent legal matters, that any resulting liability should not have a material adverse effect on the Company’s financial position, results of operations or cash flows.

Purchase Commitments

The Company has entered into certain noncancelable purchase orders for manufacturing supplies to be used in its normal operations. The aggregate anticipated payments related to these purchase orders are approximately $10.8 million in 2010.

RADIANT SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

12. SHAREHOLDERS’ EQUITY

Treasury Stock

Over the course of the history of the Company, the Board of Directors has authorized a stock repurchase program. This program has been renewed several times by the Board of Directors, and the Company has repurchased and subsequently retired approximately 4.1 million shares of its common stock, for total consideration of approximately $35.0 million under the repurchase program. In 2007, the Board of Directors of the Company authorized a re-commencement of the Company’s stock repurchase program, authorizing the repurchase of up to 1.0 million shares at a price not to exceed $25.00 per share through November 2009. The Company did not repurchase any shares under its repurchase program during the years ended December 31, 2009, 2008 or 2007.

Preferred Stock

In January 1997, the Company authorized 5,000,000 shares of preferred stock with no par value. The Company’s Board of Directors has the authority to issue these shares and to fix dividends, voting and conversion rights, redemption provisions, liquidation preferences and other rights and restrictions.

RADIANT SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

13. EMPLOYEE BENEFITS

Stock-Based Compensation Plans

Employee Stock Purchase Plan

During 1998, the Company’s Board of Directors adopted, with shareholder approval, the 1998 Employee Stock Purchase Plan (the “ESPP”). Under the ESPP, the Company is authorized to issue up to 2,500,000 shares of Radiant’s common stock to its qualified employees, who originally were eligible to purchase shares at 85% of the appropriate market price every six months. Originally, the purchase price of the stock was the lower of the market price in effect on the day the offering started or the day the offering terminated. The ESPP was suspended on December 31, 2005 in an effort to reduce future stock compensation expense. The Company reinstated the ESPP during 2006 on terms that permit employees to purchase Radiant common stock at the end of each quarter at 95% of the market price on the last day of the quarter. Based on these terms, the reinstated ESPP will not result in any future stock compensation expense.

In 2009, 2008 and 2007, the Company issued approximately 31,000 shares, 28,000 shares and 9,000 shares under the ESPP at an average price of $7.36, $6.16, and $14.15 per share, respectively. As of December 31, 2009, there were approximately 932,000 shares available for future issuance under the ESPP.

Directors Stock Option Plan

During 1997, the Company’s Board of Directors adopted, with shareholder approval, the Non-Management Directors’ Stock Option Plan (the “Directors’ Plan”) for non-management directors of the Company, under which the Company could grant options to purchase up to 150,000 shares of Radiant’s common stock to nonemployee directors of the Company. Options were granted at an exercise price, not less than fair value as referenced to quoted market prices. Initial grants to new directors were exercisable over three years, while annual grants were exercisable six months after the grant date. Options granted under the Directors’ Plan expire ten years from the date of grant. During 2002, the Directors’ Plan was amended to increase the number of options available for grant to 300,000 shares, as well as to increase the grant to a non-employee director upon initial appointment to 25,000 from 15,000 and the annual grant to 10,000 from 5,000. The Company has not granted any options under this plan during the last three years. As of December 31, 2009, the Company has granted approximately 335,000 options under the Directors’ Plan, of which 37,500 have been exercised and 62,500 have been cancelled. This plan was replaced with the Amended and Restated 2005 Long-Term Incentive Plan, described below.

1995 Stock Option Plan

The Company’s 1995 Stock Option Plan (the “1995 Plan”), as amended, was approved by shareholders and authorized the issuance of up to 13,000,000 incentive and nonqualified stock options to key employees. Options were granted at an exercise price not less than fair value as determined by the Board of Directors and became exercisable as determined by the Board of Directors, generally over a period of four to five years. Options granted under the 1995 Plan expire ten years from the date of grant. This plan was replaced with the Amended and Restated 2005 Long-Term Incentive Plan, described below.

Amended and Restated 2005 Long-Term Incentive Plan

Effective April 25, 2005, the Amended and Restated 2005 Long-Term Incentive Plan (“LTIP”) was adopted by the Company’s Board of Directors and subsequently approved by shareholders. The LTIP replaced both the 1995 Plan and the Directors’ Plan and became the only plan for providing stock-based incentive compensation to directors and employees of the Company, other than the ESPP, which remains in effect. Options previously granted under the 1995 Plan and the Directors’ Plan remain exercisable in accordance with the terms of the respective plans. The LTIP provides for the grant of incentive stock options, non-qualified stock options, stock appreciation rights, restricted stock, performance units and phantom stock. The LTIP previously authorized the issuance of up to 2,500,000 shares of the Company’s common stock and the maximum that may be granted in the form of stock options and stock appreciation rights to any one employee in any calendar year is 250,000. During 2008, the LTIP was amended to increase the number of shares available for issuance under the LTIP to 4,500,000 shares. No grants may be made under the LTIP subsequent to April 24, 2015. As of December 31, 2009, the Company has granted awards for the issuance of 3,750,881 shares under the LTIP, of which 44,251 have been exercised and 213,382 shares have been cancelled.

Employee Savings Plan

The Company has a 401(k) profit-sharing plan (the “401(k) Plan”) available to all employees of the Company who have attained age 21. The 401(k) Plan includes a salary deferral arrangement pursuant to which employees may contribute a minimum of 1% and a maximum of 80% of their salary on a pretax basis, up to $16,500 in 2009. If an employee is age 50 or older, they may be eligible for a catch-up contribution of up to $5,500 in 2009. The Company may make both matching and additional contributions at the discretion of the Company’s Board of Directors. The Company made contributions of approximately $0.1 million, $1.6 million and $1.4 million during 2009, 2008 and 2007, respectively. Effective January 1, 2009, the Company temporarily suspended its matching contributions to the 401(k) Plan in an effort to reduce operating costs.

RADIANT SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following table sets forth the range of exercise prices, number of shares, weighted average exercise price and remaining contractual lives by groups of similar price and grant date for stock options outstanding as of December 31, 2009 (in thousands, except weighted average price and remaining contractual life):

	Options Outstanding		Weighted	Options Exercisable
Range of Exercise Price	Number of Shares	Weighted Average Exercise Price	Average Remaining Contractual Life (Years)	Number of Shares	Weighted Average Exercise Price
$3.25 - $4.66	1,553	$3.99	5.10	941	$4.44
$5.23 - $9.33	1,469	7.26	2.74	1,454	7.24
$9.35 - $12.94	1,179	11.63	2.86	857	11.60
$13.00 - $14.38	1,297	13.86	2.49	830	13.60
$15.27 - $45.58	377	17.20	2.16	373	17.21

Total	5,875	$9.37		4,455	$9.51

Securities Authorized for Issuance Under Equity Compensation Plans

The following table provides information for all equity compensation plans as of the fiscal year ended December 31, 2009, under which the equity securities of the Company were authorized for issuance (in thousands, except weighted average price):

	Number of Securities to be Issued Upon Exercise of Outstanding Options	Weighted-Average Exercise Price of Outstanding Options	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity Compensation Plans
Approved by Shareholders:
1995 Stock Option Plan	2,923	$8.21	—
1997 Non-Management Directors Stock Option Plan	235	$9.66	—
1998 Employee Stock Purchase Plan	—	—	932
2005 Long-Term Incentive Plan	2,717	$10.59	999
Not approved by shareholders:	—	—	—

Total	5,875	$9.37	1,931

RADIANT SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

14. SEGMENT INFORMATION

We operate in three segments: (1) Hospitality-Americas, (2) Retail & Entertainment-Americas and (3) International. The Hospitality-Americas segment represents our North and South American restaurants business, which includes fast food, delivery, quick service and table service restaurant operators. Our Retail & Entertainment-Americas segment is comprised of our other North and South American business lines which serve petroleum and convenience retailers, specialty retailers and entertainment venues, including movie theaters, stadiums and arenas. The International segment includes our foreign operations outside of the Company’s other two segments and primarily focuses on restaurant businesses and petroleum and convenience retail businesses. These segments became effective January 1, 2010 and replace the former reportable segments of Hospitality and Retail. All information reported for the fiscal years ended December 31, 2009, 2008 and 2007 has been reclassified to present data in accordance with the new segments.

The reportable segments were identified based on the manner in which management reviews operating results and makes decisions regarding the allocation of the Company’s resources. Each segment focuses on delivering site management systems, including point-of-sale, self-service kiosk, and back-office systems, designed specifically for each of the core vertical markets. The Company’s segments derive revenues from the sale of (i) products, including system software and hardware, and (ii) services, including client support, maintenance, training, custom software development, hosting, electronic payment processing and implementation services.

The accounting policies of the segments are substantially the same as those described in the summary of significant accounting policies. Management evaluates the financial performance of the segments based on direct operating income, which is profit or loss before the allocation of certain corporate costs. The following table presents revenue for the Company’s reportable segments as well as a reconciliation of segment direct operating income to the Company’s consolidated income before taxes (in thousands):

	For the years ended December 31,
	2009	2008	2007
Revenues:
Hospitality-Americas	$166,832	$176,827	$150,935
Retail & Entertainment-Americas	80,001	91,599	79,526
International	37,654	29,641	20,569
Corporate	2,981	3,509	2,168

Total revenues	$287,468	$301,576	$253,198

Direct operating income:
Hospitality-Americas	$37,416	$37,722	$31,757
Retail & Entertainment-Americas	22,406	22,702	21,456
International	3,315	1,054	2,889
Corporate	405	1,040	787

Total segment direct operating income	63,542	62,518	56,889
Indirect corporate operating costs (a)	(25,301)	(23,066)	(22,382)
Indirect depreciation and amortization expense (b)	(12,052)	(10,859)	(7,369)
Stock-based compensation expense (c)	(4,465)	(4,646)	(3,795)
Interest and other, net (d)	(24,302)	(6,864)	(2,678)

Total (loss) income before taxes	$(2,578)	$17,083	$20,665

(a)	This category represents unallocated corporate expenses including central marketing, product development and general and administrative costs.
(b)	Depreciation expense and amortization of intangible assets for each reportable segment is included in a separate schedule within this note.
(c)	See Note 2 for additional discussion of stock-based compensation expense.
(d)	Unless otherwise stated, the items in this category are not attributable to any of our reportable segments.

•

This amount for the year ended December 31, 2009 includes a non-cash impairment charge of approximately $20.9 million to write off a portion of the goodwill and intangible assets of Quest, which falls within our Retail & Entertainment-Americas segment. It also includes a write-off charge of approximately $0.5 million for certain third-party software licenses that were deemed unusable, a charge of $0.7 million related to severance costs and restructuring of the organization, and a net gain of $0.1 million on the sale of a building.

•

This amount for the year ended December 31, 2008 includes an impairment charge of approximately $1.0 million related to the write down of a capitalized software product within our Retail & Entertainment-Americas segment. It also includes a charge of approximately $0.4 million related to severance and restructuring of the organization, a charge of $0.4 million related to penalties and the write-off of debt costs associated with early termination of a credit agreement (see Note 7) and a $2.1 million restructuring charge related to amending a sublease agreement. These charges were partially offset by a $1.4 million gain on the sale of land near our corporate headquarters and gains of $0.8 million as a result of entering into forward exchange contracts in preparation for the acquisitions of Orderman and Quest.

•

This amount for the year ended December 31, 2007 includes an expense of approximately $1.2 million to write off accumulated transaction costs for multiple corporate development activities that we elected not to pursue. This expense was partially offset by a gain of $0.8 million resulting from a forward exchange contract entered into in preparation for the acquisition of Quest and a $0.3 million reduction in a lease restructuring reserve as our initial assumption regarding ongoing facility maintenance costs changed.

RADIANT SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following table presents assets for the Company’s reportable segments. Segment assets consist primarily of accounts receivable, goodwill and intangible assets (in thousands):

	Balance as of December 31,
	2009	2008
Assets:
Hospitality-Americas	$98,349	$94,588
Retail & Entertainment-Americas	72,082	85,998
International	59,242	56,133
Corporate	58,924	66,823

Total assets	$288,597	$303,542

The following table presents depreciation and amortization expense for the Company’s reportable segments (in thousands):

	For the years ended December 31,
	2009	2008	2007
Depreciation and amortization:
Hospitality-Americas	$2,753	$2,745	$2,636
Retail & Entertainment-Americas	3,987	4,317	2,511
International	2,900	1,579	196
Corporate	4,414	3,925	3,105

Total depreciation and amortization	$14,054	$12,566	$8,448

The Company distributes its technology and provides services both within the United States and internationally. Revenues and long-lived assets from any single foreign country did not comprise 10% or more of the Company’s consolidated revenues or long-lived assets for the years ended December 31, 2009, 2008 or 2007. Similarly, no single customer accounted for 10% or more of the Company’s consolidated revenues for the years ended December 31, 2009, 2008 or 2007. The geographic revenue information in the table below is based on the location of the customer (in thousands):

	For the years ended December 31,
	2009	2008	2007
Revenues:
United States	$240,871	$259,101	$219,708
Foreign countries	46,597	42,475	33,490

Total revenues	$287,468	$301,576	$253,198

The long-lived asset information in the table below consists of property and equipment (in thousands):

	Balance as of December 31,
	2009	2008
Long-lived assets:
United States	$20,855	$19,450
Foreign countries	4,068	3,581

Total long-lived assets	$24,923	$23,031

RADIANT SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

15. RELATED PARTY TRANSACTIONS

As a result of the Synchronics acquisition which occurred in the first quarter of 2006, the Company entered into a five-year lease agreement for property located in Memphis, Tennessee, which was the headquarters of Synchronics, with Jeff Goldstein Investment Partnership. Mr. Goldstein was the previous owner of Synchronics and was employed by the Company. On April 30, 2007, the Company terminated Mr. Goldstein’s employment. This termination of employment was on a mutual basis. As a result, all subsequent transactions occurring between the Company and Mr. Goldstein are no longer considered related party transactions.

16. SUPPLEMENTARY QUARTERLY FINANCIAL INFORMATION (Unaudited)

The following tables set forth certain unaudited financial data for each of the Company’s last eight calendar quarters. The information has been derived from unaudited consolidated financial statements that, in the opinion of management, reflect all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of such quarterly information. The operating results for any quarter are not necessarily indicative of the results to be expected for any future period. Net income (loss) per share is computed independently for each of the quarters presented. As such, the summation of the quarterly amounts may not equal the total net income (loss) per share reported for the year. Results for 2008 include the results of Quest, Hospitality EPoS, Jadeon and Orderman from the related dates of acquisition (in thousands, except per share data):

	Quarter ended
	Mar 31, 2009	June 30, 2009	Sep 30, 2009	Dec 31, 2009 (1)
Total revenues	$67,603	$71,132	$70,940	$77,793

Gross profit	31,907	34,463	33,196	35,953

Net income (loss)	1,029	3,179	3,421	(17,027)

Net income (loss) per share:
Basic	0.03	0.10	0.10	(0.51)
Diluted	0.03	0.09	0.10	(0.51)

	Quarter ended
	Mar 31, 2008	June 30, 2008	Sep 30, 2008	Dec 31, 2008 (2)
Total revenues	$70,159	$73,772	$82,354	$75,291

Gross profit	30,608	32,132	34,937	31,385

Net income	3,420	4,046	1,645	1,917

Net income per share:
Basic	0.11	0.13	0.05	0.06
Diluted	0.10	0.12	0.05	0.06

(1)	The Company recognized a non-cash impairment charge of approximately $20.9 million ($0.63 per basic common share) related to the goodwill and certain intangible assets associated with our Quest acquisition in the fourth quarter of 2009.
(2)	The Company recognized a gain on the sale of land of approximately $1.4 million ($0.04 per diluted common share) in the fourth quarter of 2008. This gain was offset by a charge of approximately $0.4 million ($0.01 per diluted common share) related to severance and restructuring of the organization and a charge of approximately $1.0 million ($0.03 per diluted common share) related to impairment of a capitalized software project.